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SUPPLEMENT TABLE OF CONTENTS

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-112210

PROSPECTUS SUPPLEMENT
(to Prospectus dated February 6, 2004)

5,500,000 Shares

Common Stock

AmeriVest Properties Inc. is offering 5,500,000 shares of common stock.

Our common stock is listed on the American Stock Exchange under the symbol "AMV." The last reported sale price of our common stock as reported on the American Stock Exchange on March 25, 2004 was $6.80 per share.

Investing in our common stock involves risks that are described in the "Risk Factors" section beginning on page 2 of the accompanying prospectus.

PRICE $6.75 PER SHARE

	Per Share	Total
Public offering price	$6.75	$37,125,000
Underwriting discount	$0.3881	$2,134,550
Proceeds, before expenses, to AmeriVest	$6.3619	$34,990,450

The underwriters may also purchase up to an additional 825,000 shares from AmeriVest Properties Inc. to cover overallotments, if any, at the public offering price, less the underwriting discount, following notice provided by the underwriters to AmeriVest within 30 days of the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of common stock will be ready for delivery on or about March 31, 2004.

RBC Capital Markets

Ferris, Baker Watts
Incorporated
BB&T Capital Markets
J.J.B. Hilliard, W.L. Lyons, Inc.
A PNC Company
Stifel, Nicolaus & Company
Incorporated

March 25, 2004.

AmeriVest
Properties Inc.

1.

2.

3.

4.
Bank of America

5.

1. Southwest Gas Building, Phoenix, AZ
2. Centerra, Denver, CO
3. Amerivest Plaza at Inverness, Englewood, CO
4. Financial Plaza, Phoenix, AZ
5. Camelback Lakes, Phoenix, AZ

Prospectus Supplement
About This Prospectus Supplement
Forward-Looking Statements
Summary
Use Of Proceeds
Capitalization
Underwriting
Where You Can Find More Information
Incorporation By Reference
Experts
Legal Matters
Prospectus
Forward-Looking Statements
Business
Risk Factors
Ratio Information
Use Of Proceeds
Description of Preferred Stock
Description of Common Stock
Plan of Distribution
Federal Income Tax Considerations
Experts
Legal Matters
Where You Can Find More Information
Incorporation by Reference

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and other matters relating to us. The second part, the accompanying prospectus, gives more general information about our company and securities we may offer from time to time.

        To the extent any inconsistency or conflict exists between the information included or incorporated by reference in this prospectus supplement and the information included or incorporated by reference in the accompanying prospectus, the information included or incorporated by reference in this prospectus supplement updates and supersedes the information in the accompanying prospectus.

        You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus include "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. All statements other than statements of historical facts included in this prospectus supplement or the accompanying prospectus, including statements regarding our expected financial position, business strategy, plans and objectives of management for future operations, expected capital expenditures, expected funding sources, planned investments and forecasted dates, are forward-looking statements. These forward-looking statements are based on our current expectations, beliefs, assumptions, estimates and projections about the industry and markets in which we operate. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are often used to identify forward-looking statements. Although we believe that the expectations and assumptions reflected in the forward-looking statements are reasonable, these statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control, including but not limited to, general economic conditions, a downturn in the economies of our markets, real estate risks and those other risks described in the "Risk Factors" section of the accompanying prospectus. Therefore, actual outcomes and results may differ materially from what is expressed, forecasted or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

SUMMARY

        The following summary highlights information about us. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements, before investing in shares of our common stock. Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the overallotment option. Unless the context otherwise requires, all references to "we," "us," "our company," "the company" or "AmeriVest" refer collectively to AmeriVest Properties Inc. and its subsidiaries, considered as a single enterprise.

The Company

        We are a self-administered real estate investment trust, or REIT, that owns 27 office properties. We market and lease premium office space to small and medium size businesses, and the design, finish and amenities of our core properties are specifically tailored for this target market. We focus our efforts on the acquisition, rehabilitation and development of multi-tenant office buildings targeting tenants with office space needs between 2,000 and 4,000 square feet. Our current properties, which include an aggregate of 2,365,146 rentable square feet, are concentrated in metropolitan Denver, Dallas, Phoenix and Indianapolis.

        Our executive offices are located in our Sheridan Center property at 1780 South Bellaire Street, Suite 100, Denver, Colorado 80222. Our telephone number is (303) 297-1800. Our Web site address is www.amvproperties.com. Information at our Web site is not and should not be deemed to be part of this prospectus.

Business Strategy

        We believe that office space for small to medium size businesses is a large and underserved market. According to data compiled by the Office of Advocacy of the U.S. Small Business Administration in 2001, 89% of all U.S. businesses employed fewer than 20 employees. As a result, we believe that many businesses have office space requirements of no more than 4,000 square feet.

        Small to medium size businesses often have specific needs and limitations that are different from larger businesses. For example, small and medium size businesses cannot usually afford large corporate staffs to manage office leasing. These businesses have needs similar to larger firms, such as access to cutting edge technology, conference facilities, high quality telecommunications equipment and other amenities, but usually do not have a comparable budget to those firms. Our strategy is to focus on providing an office product targeted to this large market and its underserved needs in a cost effective manner. The key elements of our strategy include:

  •
  Provide a Superior, Consistent Product — We seek to provide a level of amenities to the small and medium size tenant in our office properties that usually only larger companies would be able to obtain, such as keyless entry card system, use of conference rooms with the latest telecommunications and presentation equipment and the ability to access high speed voice and data service from multiple telecom providers.

  •
  Simplify the Leasing Process — Our leasing process is designed to meet the unique needs of a small to medium size tenant base with limited staffing through our "no hassle" leasing philosophy which reduces the per lease cost for us and the tenant.

  •
  Provide a High Level of Service — With our deliberate focus on small to medium size tenants, we have developed a positive, service-oriented approach specifically tailored for our customer base.

  •
  Target Select Cities — We target cities that meet specific criteria where we hope to build meaningful multi-property portfolios over the near term.

        As a result of our focused strategy, we believe that our properties provide office space that is particularly attractive for small to medium size tenants. By executing on our strategy, we believe we have been able to maintain high occupancy rates while still maintaining strong rent per square foot trends in our core markets as compared to the general office market.

Properties

        We own 27 office buildings totaling 2,365,146 square feet of rentable space. These properties are located in metropolitan Denver, Dallas, Phoenix and Indianapolis, and in a number of smaller cities in Texas. The geographic distribution of our property portfolio by rentable square footage at March 25, 2004 was approximately 26% in Denver, 24% in Dallas, 35% in Phoenix, 5% in Indianapolis and 10% in Texas cities not a part of the Dallas metropolitan area. Our properties are set forth in the table below.

Building — Location	Year Acquired	Occupancy(1)	Rentable Square Feet(2)
Core Properties
Camelback Lakes — Phoenix, AZ	2004	90.6%	203,294
Greenhill Park — Addison, TX	2003	75.4%	251,917
Scottsdale Norte — Scottsdale, AZ	2003	72.7%	79,223
Financial Plaza — Mesa, AZ	2003	82.9%	310,828
Southwest Gas Building — Phoenix, AZ	2003	81.6%	147,660
Chateau Plaza — Dallas, TX	2002	97.4%	171,294
Centerra — Denver, CO	2002	76.8%	186,100
Parkway Centre II — Plano, TX	2002	95.0%	151,968
Kellogg Building — Littleton, CO	2001	85.8%	111,580
Arrowhead Fountains — Peoria, AZ	2001	100.0%	96,092
AmeriVest Plaza at Inverness — Englewood, CO	2001	90.9%	118,720
Sheridan Center — Denver, CO	2000	78.6%	140,162
Keystone Office Park — Indianapolis, IN	1999/2003	84.4%	114,205

Total	—	—	2,083,043
Joint-Tenancy Property(3)
Panorama Falls — Englewood, CO	2000	74.1%	59,561

Total	—	—	59,561
Non-Core Properties
Texas State Buildings — Texas	1997/1998	76.8%	222,542

Total	—	—	222,542
Total	—	—	2,365,146

(1)
Occupancy rates are as of February 29, 2004 with respect to each property other than the Camelback Lakes building, which is as of March 16, 2004.

(2)
Includes office space but excludes storage, telecommunications and garage space.

(3)
We own 20% of the property. The remaining 80% of the property is owned by an unaffiliated third party, as tenant in common.

Dividends

        Since our initial public offering in November 1996, we have paid a cash dividend on our common stock each quarter. For the quarters ended September 30, 2002 through December 31, 2003, we paid a quarterly cash dividend of $0.13 per share. Future dividends will be at the discretion of our board of directors and will depend on a number of factors, including our operating results and financial condition. We cannot assure you that we will pay any dividends or that we will maintain our historical level of dividends. The dividends that we paid in 2003 were approximately 36% ordinary income and approximately 64% a return of capital for income tax purposes.

        We declared a dividend of $0.13 per share on March 9, 2004, payable to stockholders of record as of March 19, 2004. This dividend is payable on April 15, 2004.

Recent Developments

        On February 13, 2004, we entered into a contract to purchase the Hackberry View office building in Irving, Texas for $16,800,000. The office building contains approximately 115,000 rentable square feet. Completion of the acquisition is subject to customary conditions, including consent of the lender to our assumption of the mortgage debt on the property. We cannot assure you that we will be able to complete the acquisition or that the terms we have negotiated will not change.

        On March 9, 2004, our board of directors elected Alexander S. Hewitt to our board of directors and appointed him vice chairman. Mr. Hewitt formerly served as a vice president of our company. Mr. Hewitt will be a nominee for election by our stockholders at our 2004 annual meeting.

        On March 16, 2004, we acquired the Camelback Lakes office property for $31,980,000. Camelback Lakes is a four building complex located in Phoenix, Arizona and contains 203,294 rentable square feet.

        On March 16, 2004, we sold our four Texas Bank buildings for $4,100,000. The four properties are located in Clifton, Georgetown, Henderson and Mineral Wells, Texas and contain an aggregate of 60,095 square feet.

The Offering

Common Stock Offered	5,500,000 shares
Common Stock to be Outstanding after this Offering(1)	23,024,589 shares (23,849,589 shares if the underwriters exercise their overallotment option in full).
Use of Proceeds
The net proceeds of this offering will be used to repay portions of our variable rate borrowings, which may include our lines of credit, and for general corporate purposes. The repayment of borrowings will create availability under our lines of credit for re-borrowing to acquire and refurbish additional office properties.
Risk Factors	See "Risk Factors" beginning on page 2 of the accompanying prospectus for a discussion of risks you should consider before deciding whether to invest in our common stock.
AMEX Symbol	Our common stock trades on the American Stock Exchange under the symbol "AMV."

(1)
The number of shares of common stock to be outstanding after this offering is based upon 17,524,589 shares of common stock outstanding as of March 25, 2004. This number does not include 324,105 shares of common stock issuable upon the exercise of vested options and warrants with a weighted average exercise price of $5.72 per share that were outstanding as of March 25, 2004.

Summary Financial Data

        You should read the following information together with "Selected Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. Our historical results are not necessarily indicative of our results for any future period.

	Years Ended December 31,
	2003		2002		2001
Statement of Operations Data:
Real estate operating revenue	$29,865,670		$16,385,965		$10,944,383
Net (loss)/income	(1,980,420	)(a)	(157,274	)(b)	1,488,493	(c)
Weighted average shares outstanding	14,686,369		9,341,608		4,801,307
(Loss)/earnings per share	(0.13)		(0.02)		0.31
Dividends declared per share	0.52		0.51		0.50
Other Data:
Funds from Operations (FFO)(d):
Net (loss)/income	$(1,980,420)		$(157,274)		$1,488,493
Depreciation and amortization expense	7,023,923		3,362,508		2,244,435
Share of depreciation of unconsolidated affiliate	84,860		46,087		29,634
Gain on sale of real estate	—		—		(1,156,445)

FFO	$5,128,363		$3,251,321		$2,606,117
FFO per share	$0.34		$0.34		$0.54
	Years Ended December 31,
	2003	2002	2001
Balance Sheet Data:
Net investment in real estate	$223,892,596	$144,985,328	$80,841,027
Total assets	240,500,462	157,183,587	88,002,488
Mortgage loans and notes payable	159,530,410	106,094,232	58,408,424
Stockholders' equity	70,104,407	43,895,800	24,996,985

(a)
Includes a charge of $1,465,932 ($0.10 per share) representing impairments in the values of two properties located in Clint and Paris, Texas.

(b)
Includes a charge of $1,367,380 ($0.14 per share) representing advisory fees and capital project fees earned by our former advisor, Sheridan Realty Advisor, LLC. Prior to 2002, these fees had been capitalized. Also includes a charge of $275,000 ($0.03 per share) representing an impairment in the value of our property in Clint, Texas.

(c)
Includes a gain of $1,156,445 ($0.24 per share) recognized on the sale of office buildings in Appleton, Wisconsin and Odessa, Texas, a charge of $326,113 ($0.07 per share) representing an impairment of deferred rents receivable from a former significant tenant and a charge of $323,447 ($0.07 per share) representing the accelerated amortization of a lease commission related to that same tenant.

(d)
Funds from Operations (FFO) is a non-GAAP financial measure. FFO is defined as net income or loss, computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We believe that FFO is helpful to investors as a measure of the performance of an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that funds from operations provides a more meaningful and accurate indication of our performance. We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"), which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. FFO does not represent cash generated from operating activities determined by GAAP and should not be considered as an alternative to net income or loss (determined in accordance with GAAP) as an indication of our financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions. FFO may include funds that may not be available for our management's discretionary use due to requirements to conserve funds for capital expenditures, debt repayment and property acquisitions and other commitments and uncertainties.

USE OF PROCEEDS

        The net proceeds to us from the sale of 5,500,000 shares of our common stock in this offering will be approximately $34,640,450, after deducting the underwriting discount and our estimated offering expenses. If the underwriters exercise their overallotment option in full, we estimate that our net proceeds will be approximately $39,889,018.

        The net proceeds of this offering will be used to repay portions of our variable rate borrowings under our senior secured and unsecured lines of credit, and for general corporate purposes. The repayment of borrowings will create availability under our lines of credit for re-borrowing to acquire and refurbish additional office properties. Our senior secured line of credit is with Fleet National Bank. Our senior secured line of credit bears interest at LIBOR plus 275 basis points or Prime plus 75 basis points (a weighted average effective rate of 4.3% at March 25, 2004). We currently have $42,000,000 in total borrowing capacity under our senior secured line of credit, with $41,650,000 outstanding and an available balance of $350,000 at March 25, 2004. Our unsecured line of credit, which is also provided by Fleet National Bank, bears interest at LIBOR plus 400 basis points or Prime plus 250 basis points (a weighted average effective rate of 5.59% at March 25, 2004). We currently have $30,000,000 in total borrowing capacity under our unsecured line of credit, with $27,987,207 outstanding and an available balance of $2,012,793 at March 25, 2004. Both of these credit facilities mature on November 12, 2005.

CAPITALIZATION

        The following table sets forth (1) our capitalization as of December 31, 2003 and (2) our capitalization as of December 31, 2003 as adjusted to reflect the sale of 5,500,000 shares of common stock in this offering and the application of the net proceeds as set forth under "Use of Proceeds." The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	December 31, 2003
	Actual	As Adjusted
Mortgage loans and notes payable	$159,530,410	$124,889,960
Stockholders' equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.001 par value; 75,000,000 shares authorized; 17,401,309 shares issued and outstanding, actual; 22,901,309 shares issued and outstanding, as adjusted(a)(b)	17,401	22,901
Capital in excess of par value	91,706,371	126,341,321
Distributions in excess of accumulated earnings	(21,619,365)	(21,619,365)

Total stockholders' equity	70,104,407	104,744,857
Total capitalization	$229,634,817	$229,634,817

(a)
Does not include 594,358 shares of common stock issuable upon the exercise of vested options and warrants with a weighted average exercise price of $5.41 per share that were outstanding as of December 31, 2003.

(b)
Does not include up to 825,000 shares of common stock that may be issued by us upon the exercise of the underwriters' overallotment option.

UNDERWRITING

        We intend to offer the shares of common stock through the underwriters named below. RBC Capital Markets Corporation is acting as representative of the underwriters. Subject to the terms and conditions described in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares of common stock listed opposite their names below.

Underwriter	Number of Shares
RBC Capital Markets Corporation	2,475,001
Ferris, Baker Watts, Incorporated	1,650,000
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.	458,333
J.J.B. Hilliard, W.L. Lyons, Inc.	458,333
Stifel, Nicolaus & Company, Incorporated	458,333

Total	5,500,000

        The underwriters have agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or, under certain circumstances, the underwriting agreement may be terminated.

        We have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

        The representative has advised us that the underwriters propose initially to offer the shares to the public at the public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $0.2329 per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $0.10 per share to other dealers. After the offering, the offering price, concession, discount and other selling terms may be changed.

        The following table shows the public offering price, underwriting discount and proceeds before our expenses. The information assumes either no exercise or full exercise by the underwriters of their overallotment option to purchase additional shares.

	Per Share		Total
	No Exercise	Full Exercise	No Exercise	Full Exercise
Public offering price	$6.75	$6.75	$37,125,000	$42,693,750
Underwriting discount	$0.3881	$0.3881	$2,134,550	$2,454,733
Proceeds, before expenses, to us	$6.3619	$6.3619	$34,990,450	$40,239,017

        The expenses of the offering, not including the underwriting discount, are estimated at $350,000 and are payable by us.

Overallotment Option

        We have granted an option to the underwriters to purchase up to 825,000 additional shares at the public offering price less the underwriting discount. The underwriters may exercise this option solely to cover any overallotments by providing us with notice within 30 days of the date of this prospectus supplement. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the table on the preceding page.

No Sales of Similar Securities

        We and our executive officers and directors have agreed, except as noted below, not to sell or transfer any shares of our common stock for 45 days after the date of this prospectus supplement without first obtaining the written consent of RBC Capital Markets Corporation. We have agreed with the underwriters that we may:

  •
  file amendments and/or supplements to our previously filed registration statement relating to our July 2000 offering of 300,000 units consisting of shares of common stock and warrants to keep current any prospectus forming a part of such registration statement;

  •
  issue shares of our common stock upon the exercise of outstanding options and warrants, pursuant to our dividend reinvestment plan or in connection with our other preexisting contractual obligations;

  •
  grant options to purchase shares of our common stock pursuant to our stock option plans; and

  •
  issue shares of our common stock in connection with property acquisitions from non-affiliate sellers,

if recipients of those shares or options (other than shares issued pursuant to our dividend reinvestment plan) enter into similar lock-up agreements. This lockup provision applies to shares of common stock and to securities convertible into or exchangeable or exercisable for shares of common stock. It also applies to shares of common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

American Stock Exchange Listing

        Our common stock is listed on the American Stock Exchange under the symbol "AMV."

Price Stabilization and Short Positions

        Until the distribution of the shares is completed, Securities and Exchange Commission rules may limit underwriters and selling group members from bidding for and purchasing shares of our common stock. However, the representative may engage in transactions, before and after the date of this prospectus supplement, that stabilize the price of our shares of common stock, such as bids or purchases to maintain that price. In a series of stabilizing transactions on March 25, 2004, before our determination of the public offering price, the representative purchased on the open market a total of 33,500 shares of our common stock, all at a price of $6.80 per share.

        If the underwriters create a short position in our shares of common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the representative may reduce that short position by purchasing shares in the open market. The representative may also elect to reduce any short position by exercising all or part of the overallotment option described above. Purchases of our shares of common stock to stabilize its price or to reduce a short position may cause the price of our shares of common stock to be higher than it might be in the absence of such purchases.

        Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of common stock. In addition, neither we nor any of the underwriters makes any representation that the representative will engage in these transactions after the date of this prospectus supplement or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

        The underwriters may provide from time to time investment banking and other financial services to us for customary fees. In the ordinary course of business, the underwriters may actively trade our securities for their own accounts or for accounts of customers and, accordingly, may at any time hold long or short positions in those securities.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission under the Securities Act of 1933. The registration statement on Form S-3, with any amendments, is referred to in this prospectus supplement and the registration statement as the registration statement. This prospectus supplement and the accompanying prospectus do not contain all the information included in the registration statement and exhibits to the registration statement, and statements included in this prospectus supplement or the accompanying prospectus concerning the content of any contract or other document referred to are not necessarily complete. For further information, please review the registration statement and the exhibits and schedules filed with the registration statement. In each instance where a statement contained in this prospectus supplement or the accompanying prospectus regards the contents of any contract or other document filed as an exhibit to the registration statement, you should review the copy of that contract or other document filed as an exhibit to the registration statement for complete information, and those statements are qualified in all respects by this reference.

        We are subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934. The reports and other information that we file with the Securities and Exchange Commission can be inspected and copied at the following public reference facility maintained by the Securities and Exchange Commission:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

        Copies of these materials also can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C.

20549. Documents filed electronically by us with the Securities and Exchange Commission are available at the Securities and Exchange Commission's Web site at http://www.sec.gov. The Securities and Exchange Commission's Web site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. Information about the operation of the Securities and Exchange Commission's public reference facilities may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330.

INCORPORATION BY REFERENCE

        The Securities and Exchange Commission allows us to incorporate by reference certain information not contained in this prospectus supplement and the accompanying prospectus. We incorporate by reference in this prospectus supplement and the accompanying prospectus the following documents previously filed by us with the Securities and Exchange Commission:

  (a)
  our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003;

  (b)
  our Current Report on Form 8-K filed on March 24, 2004; and

  (c)
  the description of the shares of common stock contained in AmeriVest's registration statement on Form 8-A, as amended, filed on October 21, 1996.

        The Securities and Exchange Commission has assigned file number 1-14462 to reports and other information that we file with the Securities and Exchange Commission.

        All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering of the shares of common stock shall be deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus and to be a part of this prospectus supplement and the accompanying prospectus from the date of filing of those documents. Any statement contained in this prospectus supplement, the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference herein or therein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or the accompanying prospectus, or in any subsequently filed document which is incorporated or deemed to be incorporated by reference herein or therein, modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

        We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement and the accompanying prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, other than exhibits to those documents. Requests should be addressed to:

  Investor Relations
  AmeriVest Properties Inc.
  1780 South Bellaire Street, Suite 100
  Denver, Colorado 80222
  (303) 297-1800

EXPERTS

        The consolidated financial statements of AmeriVest Properties Inc. as of December 31, 2003 and 2002, and for the years then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

        Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois, has passed upon the validity of the issuance of the securities offered by this prospectus supplement and the accompanying prospectus. Certain legal matters will be passed upon for the underwriters by Hunton & Williams LLP.

PROSPECTUS

AmeriVest Properties Inc.
1780 South Bellaire Street, Suite 100
Denver, Colorado 80222
(303) 297-1800

$200,000,000

Preferred Stock
Common Stock

        We will provide specific terms of these securities in supplements to this prospectus. You should carefully read this prospectus and any supplement before you invest.

        Our common stock is listed on the American Stock Exchange under the symbol "AMV."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 6, 2004.

Forward-Looking Statements
Business
Risk Factors
Ratio Information
Use Of Proceeds
Description of Preferred Stock
Description of Common Stock
Plan Of Distribution
Federal Income Tax Considerations
Experts
Legal Matters
Where You Can Find More Information
Incorporation By Reference

FORWARD-LOOKING STATEMENTS

        This prospectus includes "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. All statements other than statements of historical facts included in this prospectus, including statements regarding our expected financial position, business strategy, plans and objectives of management for future operations, expected capital expenditures, expected funding sources, planned investments and forecasted dates, are forward-looking statements. These forward-looking statements are based on our current expectations, beliefs, assumptions, estimates and projections about the industry and markets in which we operate. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are often used to identify forward-looking statements. Although we believe that the expectations and assumptions reflected in the forward-looking statements are reasonable, these statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control, including but not limited to, those described in the "Risk Factors" section of this prospectus. Therefore, actual outcomes and results may differ materially from what is expressed, forecasted or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

i

BUSINESS

        AmeriVest Properties Inc. is incorporated under the laws of the State of Maryland and operates as a self-administered and self-managed real estate investment trust ("REIT"). We were incorporated in the State of Delaware in 1993 and re-incorporated in Maryland in 1999. We are a fully-integrated self-managed REIT and primarily invest in and operate commercial office buildings in select markets and lease the commercial office buildings to small and medium size tenants. As of December 31, 2003, we owned 30 properties, which include an aggregate of 2,222,079 rentable square feet, located in Colorado, Texas, Arizona and Indiana.

Business Strategy

        We focus our efforts on the acquisition, rehabilitation and development of multi-tenant office buildings with a targeted average tenant size of between 2,000 and 4,000 square feet in select cities.

        We believe that office space for small to medium size businesses is a large and underserved market. According to data compiled by the Office of Advocacy of the U.S. Small Business Administration in 2002, 89% of all U.S. businesses employed fewer than 20 employees. As a result, we believe that many businesses have office space requirements of no more than 4,000 square feet.

        Small to medium size businesses often have specific needs and limitations that are different from larger businesses. For example, small and medium size businesses cannot usually afford large corporate staffs to manage office leasing. These businesses have needs similar to larger firms, such as access to cutting edge technology, conference facilities, high quality telecommunications equipment and other amenities, but usually do not have a comparable budget to those firms. Our strategy is to focus on providing an office product targeted to this large market and its unmet needs in a cost effective manner. The key elements of our strategy include:

  Provide a Superior, Consistent Product

        We seek to provide a level of amenities to the small and medium size businesses in our office properties that usually only larger companies would be able to obtain. We accomplish this through new development, such as AmeriVest Plaza, redevelopment of existing properties and improved management with a focus on customer service. Upon acquiring a building, the AmeriVest design team evaluates the building's architectural design, common areas, technology and amenities relative to our targeted small business tenant. Based on the results of the design team's evaluation, a design intent package and capital improvement budget is established for each acquisition which will dictate the improvements to be made to the property over the next few years. Although the specific improvements and amenities may differ among buildings, all are designed to enhance the experience for the small and medium size business tenant.

        Some of the design and technology features incorporated into our buildings include a keyless entry card system to allow secure access 24 hours a day to their individual suites, as well as common area conference rooms with the latest telecommunications and presentation equipment available to all tenants without additional charge. Most entry lobbies feature touchpad electronic directories and, where possible, our buildings are engineered to provide control of heating and air conditioning in individual tenant suites. Many properties include a unique art program in common areas and corridors. Signage for each tenant suite allows for the tenant's individual logo to be incorporated on a common background. Each property is wired to offer high speed voice and data service from multiple telcom providers, and in some buildings tenants can elect to use the building's centralized server and local area network as their own computer system, with 24 hour, seven days a week support from third party providers. Over time we plan to add some or all of these small tenant amenities to all of our core buildings as market demand and capital constraints dictate.

  Simplify the Leasing Process

        We provide our clients with a leasing policy that is designed to meet the unique needs of a small to medium size tenant base with limited staffing. We operate our multi-tenant buildings under a "no-hassle" leasing philosophy, using a standard simplified lease that has been designed for fairness to both tenant and landlord. For every property, our lease rates are dictated by our rate matrix, a standardized menu of set rental rates based on lease terms that are tied to the market rates for our submarkets. This rate matrix reduces negotiating time and provides for fairness and consistency to our tenants. We also incorporate a turnkey tenant finish package, greatly reducing the time to design and build out finished space. Our streamlined system greatly reduces negotiation and space planning time and allows the tenant to move into its space earlier and with less aggravation than is usual in the leasing process, reducing the lease transaction time and cost for us and the tenant.

  Provide a High Level of Service

        We have developed and employ a positive, service-oriented mentality to our tenants. Our core buildings feature a regional "Tenant Relations Advocate" whose job description is to interface regularly with all tenants and maximize tenant retention. The Tenant Relations Advocate, unlike a conventional property manager, does not have responsibility for the physical operation of a building, but rather is dedicated to tenant issues with a singular focus on tenant retention. The Tenant Relations Advocate personifies our service-oriented mentality and is available to resolve minor tenant service complaints before they develop into major issues.

        Our Tenant Relations Advocates work with team leaders for each region, who in turn report to a senior manager in our Denver headquarters, providing direct and regular feedback on tenant concerns. We believe that our customer-focused management will improve our tenant retention rates.

  Target Select Cities

        We have focused on employing our strategy in buildings or projects containing at least 100,000 square feet, within select cities where we hope to build meaningful multi-property portfolios. We target cities that possess enough total office square footage to offer the possibility of multiple acquisitions and liquidity in the event of a desired sale, a healthy number of small businesses and positive growth dynamics. Historically, in order to maximize management efficiencies, we have focused on markets in relatively close proximity to our headquarters in Denver. As we grow, we plan to expand our radius to include cities within the United States and Canada that possess our desired characteristics.

        As a result of our focused strategy, we believe that our properties provide office space that is particularly attractive for small to medium size tenants. By executing on our strategy we believe we have been able to maintain high occupancy rates while still maintaining strong rent per square foot trends in our core markets compared to the general office market.

RISK FACTORS

        Before you invest in shares of our securities, you should be aware that the occurrence of any of the events described in this risk factors section and elsewhere in this prospectus could have a material adverse effect on our business, financial condition and results of operations. You should carefully consider these risk factors, together with all other information included in this prospectus, before you decide to purchase our securities.

Our variable rate debt subjects us to interest rate risk.

        At September 30, 2003, approximately $14.2 million, or 11%, of our total mortgage debt was at variable rates ranging from 275 to 450 basis points over LIBOR. The weighted-average interest rate on this variable rate debt was approximately 5% at September 30, 2003. All of this variable rate debt is due in 2005. Increases in interest rates could increase our interest expense, which would adversely affect net earnings and cash available for payment of our debt obligations and distributions to our stockholders.

We face a competitive market, which could limit our ability to lease our properties or secure attractive investment opportunities.

        Our business strategy contemplates expansion through acquisition. The commercial real estate industry is highly competitive, and we compete with substantially larger companies, including substantially larger REITs, for the acquisition, development and operation of properties. Some of these companies are national or regional operators with far greater resources than we have. As a result, we may not be able or have the opportunity to make suitable investments on favorable terms in the future. Competition in a particular area also could adversely affect our ability to lease our properties or to increase or maintain rental rates. Thus, the presence of these competitors may impede the continuation and development of our business.

Our debt level may have a negative impact on our income and our ability to pay dividends.

        We have incurred indebtedness in connection with the acquisition of our properties, and we may incur new indebtedness in the future in connection with our acquisition, development and operating activities. As of September 30, 2003, we had approximately $133.9 million of long-term indebtedness, of which approximately $33.2 million in the aggregate is due in 2005 and 2006. As a result of our use of debt, we are subject to the risks normally associated with debt financing, including:

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  that our cash flow will be insufficient to make required payments of principal and interest;

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  that we will be unable to refinance some or all of our indebtedness or that any refinancing will not be on terms as favorable as those of the existing indebtedness;

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  that required payments on mortgages and on our other indebtedness are not reduced if the economic performance of any property declines;

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  that debt service obligations will reduce funds available for distribution to our stockholders; and

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  that any default on our indebtedness could result in acceleration of those obligations.

        If the economic performance of any of our properties declines, our ability to make debt service payments would be adversely affected. If a property is mortgaged to secure payment of indebtedness and we are unable to meet mortgage payments, we may lose that property to lender foreclosure with a consequent loss of income and asset value.

        We do not have a policy limiting the amount of debt that we may incur; however, our Senior Secured Line of Credit with Fleet National Bank limits our total liabilities to 70% of gross assets, as calculated in accordance with the loan agreement. This threshold will decrease to 65% at June 30, 2004. Our total liabilities to total market capitalization ratio was approximately 55% at September 30, 2003. Our leverage levels may make it difficult to obtain any additional financing based on our current portfolio or to refinance existing debt on favorable terms or at all. Our leverage levels also may adversely affect the market value of our stock if we are perceived as more risky than our peers.

Some of our buildings are subject to special income tax considerations, which could result in substantial tax liability upon their sale.

        If we sell any of our Sheridan Center buildings before 2006 (ten years after the original acquisition date of the property or the property exchanged for that property), we will be required to pay tax at the highest applicable corporate rate on the excess of the buildings' fair market value at the effective time of our REIT election over its adjusted basis at such time (or, if lesser, the excess of the fair market value of the building at the time of the sale over its adjusted basis at the time of the sale).

        Because we used proceeds from the sale of a small office building in Wisconsin to purchase AmeriVest Plaza in an exchange qualifying under Section 1031 of the Internal Revenue Code, we may also be required to hold AmeriVest Plaza until 2006 in order to avoid corporate tax on the appreciation of the exchanged property as of the effective date of our REIT election. If we are subject to tax on any such gain at the highest corporate rate, the amount of this corporate tax could be substantial. We may not have sufficient cash available to pay the corporate taxes resulting from the sale of these properties.

New developments and acquisitions may fail to perform as we expect.

        Over the last few years, we have focused our efforts on the acquisition and redevelopment of multi-tenant office buildings. We intend to continue to selectively develop and acquire office properties. In deciding whether to acquire or develop a particular property, we make assumptions regarding the expected future performance of that property. In particular, we estimate the return on our investment based on expected occupancy and rental rates. If the property is unable to achieve the expected occupancy and rental rates, it may fail to perform as we expected in analyzing our investment. When we acquire a property, we often reposition or redevelop that property with the goal of increasing profitability. Our estimate of the costs of repositioning or redeveloping an acquired property may prove inaccurate, which may result in our failure to meet our profitability goals. Additionally, we may acquire new properties not fully leased and the cash flow from existing operations may be insufficient to pay the operating expenses and debt service associated with that property until the property is fully leased. If one or more of these new properties do not perform as expected or we are unable to successfully integrate new properties into our existing operations, our financial performance may be adversely affected.

Development and construction risks could adversely affect our profitability.

        We are currently improving several of our properties and may develop new properties in the future. Our renovation, redevelopment, development and related construction activities may subject us to the following risks:

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  We may be unable to obtain, or suffer delays in obtaining, necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations, which could result in increased costs or our abandonment of these projects.

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  We may incur construction costs for a property which exceed our original estimates due to increased costs for materials or labor or other costs, such as asbestos or mold abatement, that we did not anticipate.

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  We may not be able to obtain financing on favorable terms, which may make us unable to proceed with our development activities.

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  We may be unable to complete construction and lease-up of a property on schedule, which could result in increased debt service expense or construction costs.

        Additionally, the time frame required for development, construction and lease-up of these properties means that we may have to wait years for a significant cash return. Because we are required to make cash distributions to our stockholders to maintain our REIT tax status, if the cash flow from operations or refinancing is not sufficient, we may be forced to borrow additional money to fund such distributions.

Failure to succeed in new markets may limit our growth.

        We may make selected acquisitions outside our current market areas from time to time as appropriate opportunities arise. Our historical experience is in metropolitan Denver, Dallas, Phoenix and Indianapolis, and we may not be able to operate successfully in other market areas new to us. We may be exposed to a variety of risks if we choose to enter into new markets. These risks include:

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  a lack of market knowledge and understanding of the local economies;

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  an inability to identify acquisition or development opportunities;

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  an inability to attract tenants to our properties in these new markets;

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  an inability to obtain construction trades people; and

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  an unfamiliarity with local government and permitting procedures.

        Any of these factors could adversely affect the profitability of projects outside our current markets and limit the success of our acquisition, development and leasing strategy.

Real estate investments are inherently risky, which could adversely affect our profitability and our ability to make distributions to our stockholders.

        Real estate investments are subject to varying degrees of risk. If we acquire or develop properties and they do not generate sufficient operating cash flow to meet operating expenses, including debt service, capital expenditures and tenant improvements, our income and ability to pay dividends to our stockholders will be adversely affected. Income from properties may be adversely affected by:

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  decreases in rent and/or occupancy rates due to competition, economic or other factors;

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  increases in operating costs such as real estate taxes, insurance premiums, site maintenance and utilities;

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  changes in interest rates and the availability of financing; and

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  changes in laws and governmental regulations, including those governing real estate usage, zoning and taxes.

Future terrorist attacks in the United States and international hostilities may result in declining economic activity, which could reduce the demand for and the value of our properties.

        Future terrorist attacks in the United States, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of terrorism or war, whether in the United States or abroad, may result in declining economic activity and reduced demand for our properties. A decrease in demand would make it difficult for us to renew or re-lease our properties at lease rates equal to or above historical rates. Terrorist activities also could directly impact the value of our properties through damage, destruction or loss. To the extent that our tenants are impacted by future attacks, their businesses similarly could be adversely affected, including their ability to continue to honor obligations under their existing leases.

        These types of events also may adversely affect the markets in which our securities trade. These acts may cause further erosion of business and consumer confidence and spending and may result in increased volatility in national and international financial markets and economies. Any one of these events may cause a decline in the demand for real estate, delay the time in which our new or renovated properties reach stable occupancy, increase our operating expenses due to increased physical security and insurance costs for our properties and limit our access to capital or increase our cost of raising capital.

General economic conditions may adversely affect our financial condition and results of operations.

        Periods of economic slowdown or recession in the United States and in other countries, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults by our tenants under existing leases, which would adversely affect our financial position, results of operations and cash flow, as well as the trading price of our securities and our ability to satisfy our debt service obligations and to make distributions to our stockholders.

Unfavorable changes in local market and economic conditions could hurt occupancy or rental rates.

        Currently, our properties are located in metropolitan Denver, Dallas, Phoenix and Indianapolis. Economic conditions in our local markets may significantly affect occupancy and rental rates. Occupancy and rental rates, in turn, may significantly affect our profitability and our ability to satisfy our financial obligations. The economic condition of our local markets may depend on one or more industries and, therefore, an economic downturn in one of these industry sectors may adversely affect our performance in that market. Local real estate market conditions may include a large supply of competing space, and we compete for tenants based on rental rates, attractiveness and location of a property, and quality of maintenance and management services.

We are subject to the credit risk of our tenants, which could result in lease payments not being made and a significant decrease in our revenues.

        We are subject to the credit risk of our tenants. Many of our tenants are small companies with nominal net worth. We cannot assure you that our tenants will not default on their leases and fail to make rental payments to us. In particular, local economic conditions and factors affecting the industries in which our tenants operate may affect our tenants' ability to make lease payments to us. Moreover, we may be unable to locate a replacement tenant in a timely manner or on comparable or better terms if a tenant defaults on its lease. The loss of rental revenues from a number of our tenants may adversely affect our profitability and our ability to meet our financial obligations.

We may be unable to renew leases or re-lease space on a timely basis or on comparable or better terms, which could significantly decrease our revenues.

        A significant number of our leases on our 100%-owned properties, representing approximately 52% of our annualized lease revenue for the quarter ended September 30, 2003, expire on or before December 31, 2005. Current tenants may elect not to renew their leases upon the expiration of their terms. Alternatively, current tenants may attempt to terminate their leases prior to the expiration of their current terms. Many of our leases are for relatively short terms of a few years. If non-renewals or terminations occur, we may not be able to locate a qualified replacement tenant and, as a result, we would lose a source of revenue while remaining responsible for the payment of our obligations. Moreover, the terms of a renewal or new lease may be less favorable than current lease terms. This may cause affected properties to be impaired.

Loss of a significant tenant could lead to a substantial decrease in our cash flow and an impairment of the value of our real estate.

        Although we target tenants seeking 2,000 to 4,000 square feet of office space, we may have several significant tenants from time to time, the loss of any of which could adversely affect our cash flow and may cause affected properties to be impaired.

        Chateau Plaza in Dallas, Texas is approximately 70% (120,607 square feet) leased to a single tenant, Dean Foods Company, under a direct lease through December 2005. However, the tenant has the option to terminate the lease upon eight months written notice. Should the tenant elect to terminate the lease early, it is obligated to pay a termination penalty equal to three months of the current base rent plus any unamortized tenant improvement and leasing costs. The loss of this tenant could adversely affect our cash flow until we are able to re-lease the vacated space. Our lease with Dean Foods Company accounts for approximately $2,760,000 of our annual revenue.

        Currently, eleven of our thirteen Texas State Buildings are leased to various agencies of the State of Texas. Although each of these leases includes a specific termination date, the State of Texas may terminate a lease at any time state appropriated funds necessary to pay the required rents are unavailable or federally funded programs are curtailed. If the State of Texas were to terminate or fail to renew a lease, it may be difficult for us to locate another tenant on a timely basis or on comparable or better terms, especially for those buildings located in smaller cities and more remote locations. The State of Texas also may elect not to renew leases with us upon expiration. For the years ended December 31, 2003 and 2002, leases with the State of Texas accounted for approximately $1,577,000 and $1,775,000 in revenue, respectively. In November 2001, the State of Texas vacated our Clint, Texas building, which accounted for $125,676 in annual revenue. In 2002 and 2003, we recognized impairments in the value of this building of $275,000 and $334,592, respectively due to difficulties in finding a replacement tenant. The impairment charges reduced the net book value of this property to its estimated fair value of $100,000. In December 2002, the State of Texas vacated our Paris, Texas building, which accounted for $242,567 in annual revenue. In 2003, we recognized an impairment in the value of this building of $1,131,340 due to difficulties in finding a replacement tenant. The impairment charge reduced the net book value of this property to its estimated fair value of $43,000. The leases for two buildings in Amarillo and Bellville, Texas expire in August 2004 and December 2004, respectively, and it has yet to be determined if the State of Texas will renew these leases. These properties account for approximately $308,000 in aggregate annual revenue and had an aggregate net book value of approximately $1,683,000 at December 31, 2003. The Clint, Texas building and Paris, Texas building remain vacant at the date of this prospectus.

Our uninsured and underinsured losses could result in loss of value of our properties.

        There are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods, that may be uninsurable or not economically insurable, as to which our facilities are at risk in their particular locations. Our management uses its discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to obtaining appropriate insurance on our investments at a reasonable cost and on suitable terms. These decisions may result in our having insurance coverage that, in the event of a substantial loss, would not be sufficient to repay us for the full current market value or current replacement cost. Also, due to inflation, changes in codes and ordinances, environmental considerations, and other factors, it may not be feasible to use insurance proceeds to replace a building after it has been damaged or destroyed.

The success of our company depends on the continuing contributions of our key personnel.

        We have a highly skilled management team and specialized workforce managing our properties. We do not have employment agreements with any of our executive officers or key employees and, thus, any executive officer or key employee may terminate his or her relationship with us at any time.

There is limited liquidity in our real estate investments, which could limit our flexibility.

        Real estate investments are relatively illiquid. Our ability to vary our portfolio in response to changes in economic and other conditions will be limited. We may not be able to dispose of an investment when we find disposition advantageous or necessary, and the sale price of any disposition may not recoup or exceed the amount of our investment. In addition, federal tax laws limit our ability to sell properties that we have owned for fewer than four years, and this may affect our ability to sell properties without adversely affecting returns to our stockholders.

        Furthermore, certain of our mortgage loans provide for penalties upon the early termination of the respective loan. This may restrict our ability to sell those subject properties.

We may suffer environmental liabilities which could result in substantial costs.

        Under various environmental laws, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances, including asbestos-containing materials and mold, that are located on or under the property. These laws often impose liability whether the owner or operator knew of, or was responsible for, the presence of those substances. In connection with our ownership and operation of properties, we may be liable for these costs, which could be substantial. Also, our ability to arrange for financing secured by that real property might be adversely affected because of the presence of hazardous or toxic substances or the failure to properly remediate any contamination. In addition, we may be subject to claims by third parties based on damages and costs resulting from environmental contamination at or emanating from our properties. In particular, two lawsuits have been filed against our AmeriVest Properties Texas Inc. subsidiary alleging that our Mission, Texas property is contaminated with airborne contaminants. Our insurance company is defending us in these lawsuits. These lawsuits, or similar lawsuits, if adversely determined, could have a material adverse effect on our business and financial condition, and we cannot assure you that other lawsuits will not be filed against us with respect to this building or our other buildings.

        After the acquisition of the Sheridan Center buildings, we embarked on an asbestos remediation program in accordance with applicable federal and state requirements, using licensed contractors to remove, wherever accessible or otherwise required, asbestos-containing materials in the buildings, including ceiling tiles, drywall joint compound, wood and metal fire doors, wall texture, mudded pipe elbows and valves, thermal systems insulation, floor tile and mastic and boiler insulation. Most of the remediation has been completed, except for one building, which is expected to be completed over the next few years as tenants vacate spaces, allowing access to the asbestos materials.

Non-compliance with the Americans with Disabilities Act could result in compliance costs and fines.

        Under the Americans with Disabilities Act of 1990, or the "ADA," all public accommodations are required to meet certain federal requirements related to physical access and use by disabled persons. While we believe we are in compliance with the ADA requirements, a determination that we are not in compliance with the ADA could require capital expenditures to remove access barriers and non-compliance could result in the imposition of fines or an award of damages to private litigants. If we were required to make modifications to comply with the ADA or other governmental rules and regulations, our ability to make expected distributions to our stockholders could be adversely affected.

The ability of our stockholders to control our policies or effect a change in control of our company is limited, which may not be in our stockholders' best interests.

        Charter and Bylaws Provisions.    Some provisions of our charter and bylaws may delay or prevent a change in control of our company or other transactions that could provide our stockholders with a premium over the then-prevailing market price of our common or preferred stock or that might otherwise be in the best interests of our stockholders. These provisions include:

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  Classified Board of Directors and size of Board of Directors fixed within range; removal of directors only for cause.  Our Board of Directors is divided into three classes with staggered terms of office. The total number of directors is fixed by a majority vote of the Board of Directors within a range of a minimum of three and a maximum of nine. Directors may only be removed for cause. These provisions may make it more difficult for a third party to gain control of our Board of Directors. At least two annual meetings of stockholders, instead of one, generally would be required to effect a change in a majority of our Board of Directors, and the number of directors cannot be increased above the maximum number of directors specified in our charter without board and stockholder approvals.

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  Two-thirds stockholder vote required to approve some amendments to the charter.  Some amendments to our charter must be approved by the affirmative vote of stockholders holding at least 66 2/3% of the outstanding shares of our common stock, voting together as a single class. These voting requirements may make amendments to our charter that stockholders believe desirable more difficult to effect.

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  Issuance of preferred stock without stockholder approval.  Our Board of Directors has the ability to authorize the issuance of preferred stock without stockholder approval and to set or change the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption of the preferred stock. Our Board of Directors could therefore authorize series of preferred stock that may have voting provisions that could delay or prevent a change in control or other transaction that might involve a premium price or otherwise be in the best interests of our stockholders.

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  Ownership Limitation.  In order to assist us in maintaining our qualification as a REIT, our Articles of Incorporation contain provisions generally limiting the ownership of shares of our capital stock by any single stockholder to 9% of our outstanding shares, unless waived by our Board of Directors. At our 2003 annual meeting, our stockholders approved the amendment and restatement of our Articles of Incorporation to include the ownership limitation provisions in our Articles of Incorporation. Prior to the 2003 annual meeting, these ownership limitation provisions were contained in our bylaws. These provisions could also delay or prevent an acquisition or change in control of our company that could benefit our stockholders.

        Maryland Business Statutes.    As a Maryland corporation, we are subject to the provisions of the Maryland General Corporation Law. Maryland law imposes restrictions on some business combinations and requires compliance with statutory procedures before some mergers and acquisitions can occur. These provisions of Maryland law may have the effect of discouraging offers to acquire us even if the acquisition would be advantageous to our stockholders. These provisions include:

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  Unsolicited takeover provisions.  Maryland law provides that the Board of Directors of a Maryland corporation is not subject to higher duties with regard to actions taken in a takeover context. These provisions may make it more difficult to effect an unsolicited takeover of a Maryland corporation. Maryland law also allows publicly held corporations with at least three independent directors to elect to be governed, without stockholder approval, by all or any part of Maryland law provisions relating to extraordinary actions and unsolicited takeovers.

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  Business combination with interested stockholders.  The Maryland Business Combination Act provides that, unless exempted, a Maryland corporation may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, issuances of shares and other specified transactions, with an "interested stockholder" or its affiliates, for five years after the most recent date on which the interested stockholder became an interested stockholder and thereafter unless specified criteria are met.

        Control share acquisition.    The Maryland Control Shares Acquisition Act provides that shares acquired by any person over one-tenth, one-third and a majority of the voting power of a corporation do not have voting rights, except to the extent approved by the vote of two-thirds of the shares of common stock entitled to be cast on the matter.

        Other constituencies.    Maryland law expressly authorizes a Maryland corporation to include in its charter a provision that allows the Board of Directors to consider the effect of a potential acquisition of control on stockholders, employees, suppliers, customers, creditors and communities in which offices or other establishments of the corporation are located. Our current charter does not include a provision of this type. Maryland law also provides, however, that the inclusion or omission of this type of provision in the charter of a Maryland corporation does not create an inference concerning factors that may be considered by the Board of Directors regarding a potential acquisition of control. This law may allow our Board of Directors to reject an acquisition proposal even though the proposal is in the best interests of our stockholders.

        Other Maryland laws.    Maryland law also permits the Board of Directors, without stockholder approval, and even if contrary to a company's bylaws or charter, to classify the Board of Directors, require a two-thirds vote for the removal of directors and give the Board of Directors sole power to fill Board vacancies occurring for any reason.

There is a limited market for our common stock, which could hinder the ability of our stockholders to sell our shares.

        Historically, there has been limited trading volume for our common stock and there may be a limited trading volume for our preferred stock. Our equity market capitalization places us at the low end of market capitalization among all REITs. Because of our small market capitalization, most of our investors are individuals. We cannot assure you that the market for our securities will remain at current levels or expand. Due to our limited trading volume and small market capitalization, many investors may not be interested in owning our securities because of the inability to acquire or sell a substantial block of our stock at one time. This illiquidity could have an adverse effect on the market price of our securities. In addition, a stockholder may not be able to borrow funds using our securities as collateral because lenders may be unwilling to accept the pledge of securities having such a limited market. Any substantial sale of our securities could have a material adverse effect on the market price of our securities.

We may not be able to pay dividends to our stockholders regularly.

        Our ability to pay dividends in the future depends on our ability to operate profitably and to generate cash from our operations in excess of debt service obligations and required capital expenditures. Because we have had to finance our growth, we have not been able to generate sufficient cash from our operations to cover all these obligations and have had to fund certain capital expenditures from external sources, including borrowings and equity offerings. The payment of dividends is in the sole discretion of our Board of Directors. We cannot assure you that we will be able to pay dividends consistently with historical payments.

We may incur tax liabilities if we fail to qualify as a REIT.

        We believe that we have been organized and operated so as to qualify as a REIT under the Internal Revenue Code of 1986, as amended, since our taxable year ended December 31, 1996. However, we cannot assure you that we will continue to be qualified as a REIT. Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. In addition, legislation, new regulations, administrative interpretations or court decisions may significantly change the requirements for qualification as a REIT or the federal income tax consequences of that qualification.

        In order to qualify as a REIT, at all times during the second half of each taxable year following our first taxable year, no more than 50% in value of our shares may be owned, directly or indirectly and by applying constructive ownership rules, by five or fewer individuals, including some tax-exempt entities. Our Articles of Incorporation provide restrictions regarding the transfer of shares, including a 9% limitation on the ownership of our shares by any stockholder, that are intended to assist us in continuing to satisfy this share ownership requirement.

        If we were unable to qualify as a REIT in any taxable year, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to federal income tax on our taxable income at regular corporate rates and possibly to the alternative minimum tax. Unless we are entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from treatment as a REIT for the four taxable years following the year during which REIT qualification was lost. As a result, the funds available for distribution to our stockholders would be reduced for each of the years involved. In addition, we may have to incur substantial indebtedness or may have to liquidate substantial investments in order to pay the resulting federal income tax liabilities if differences in timing exist between the receipt of income and payment of our tax obligations. Although we currently intend to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause us to revoke our REIT election.

We may have to borrow money to make required distributions to our stockholders.

        In order to qualify as a REIT, we generally are required each year to distribute to our stockholders at least 90% of our REIT taxable income, excluding any net capital gains. To the extent that we satisfy the distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by us with respect to any calendar year are less than the sum of 85% of our ordinary income for that year plus 95% of our capital gain net income for that year plus any undistributed taxable income from prior periods. We intend to make distributions to our stockholders to comply with the 90% distribution requirement and to avoid corporate income tax and the nondeductible excise tax. We may have to borrow funds on a short-term basis to meet the 90% distribution requirement and to avoid corporate income tax and the nondeductible excise tax if differences in timing between taxable income and cash available for distribution exist. Because we already have significant debt obligations and are highly leveraged, we may not be able to borrow these funds at favorable interest rates or at all.

Adverse legislative or regulatory tax changes may affect the tax treatment of us or our stockholders.

        At any time, the federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. Any of those new laws or interpretations thereof may take effect retroactively and could adversely affect our company or you, as a shareholder. On May 28, 2003, the President signed into law tax legislation that reduces the federal tax rate on both dividends and long-term capital gains for individuals to 15% through 2008. Because REITs generally are not subject to corporate income tax, this reduced tax rate generally does not apply to ordinary REIT dividends, which continue to be taxed at the higher tax rates applicable to ordinary income. The new 15% tax rate applies to:

  •
  long-term capital gains recognized on the disposition of REIT shares;

  •
  REIT capital gain distributions (except to the extent attributable to real estate depreciation, in which case such distributions continue to be subject to a 25% tax rate);

  •
  REIT dividends attributable to dividends received by a REIT from non-REIT corporations, such as taxable REIT subsidiaries; and

  •
  REIT dividends attributable to income that was subject to corporate income tax at the REIT level (e.g., to the extent that a REIT distributes less than 100% of its taxable income).

        This new law could cause shares in non-REIT corporations to be a relatively more attractive investment to individual investors than shares in REITs. The legislation also could have an adverse effect on the market price of our securities.

RATIO INFORMATION

        For the purpose of computing the following ratios, "earnings" consist of earnings from operations plus fixed charges other than capitalized interest and "fixed charges" consist of interest on borrowed funds, amortization of capitalized loan costs and associated discounts and premiums.

	Nine Months Ended September 30,		Year Ended December 31,
	2003(1)	2002	2002(1)	2001	2000	1999	1998(1)
Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends	0.87	1.33	0.96	1.47	2.23	1.57	0.77

(1)
Earnings were inadequate to cover fixed costs by $728,555 for the nine months ended September 30, 2003, and by $157,274 and $317,406 for the years ended December 31, 2002 and 1998, respectively.

USE OF PROCEEDS

        Unless otherwise described in the applicable prospectus supplement, the net proceeds from the sale of the offered securities will be used for the acquisition and development of additional properties as suitable opportunities arise, for the repayment of any outstanding indebtedness, for capital improvements to properties and for general corporate purposes.

DESCRIPTION OF PREFERRED STOCK

General

        Subject to limitations prescribed by Maryland law and our Articles of Incorporation, our Board of Directors is authorized to issue, from the authorized but unissued shares of capital stock, preferred stock in series and to establish from time to time the number of shares of preferred stock to be included in the series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each series, and such other subjects or matters as may be fixed by resolution of our Board of Directors or one of its duly authorized committees. As of December 31, 2003, we have not issued any shares of preferred stock.

        Reference is made to the prospectus supplement relating to the series of shares of preferred stock being offered in such prospectus supplement for the specific terms of the series, including:

  (1)
  The title and stated value of the series of shares of preferred stock;

  (2)
  The number of shares of the series of shares of preferred stock offered, the liquidation preference per share and the offering price of such shares of preferred stock;

  (3)
  The dividend rate(s), period(s) and/or payment date(s) or the method(s) of calculation for those values relating to the shares of preferred stock of the series;

  (4)
  The date from which dividends on shares of preferred stock of the series shall cumulate, if applicable;

  (5)
  The procedures for any auction and remarketing, if any, for shares of preferred stock of the series;

  (6)
  The provision for a sinking fund, if any, for shares of preferred stock of the series;

  (7)
  The provision for redemption, if applicable, of shares of preferred stock of the series;

  (8)
  Any listing of the series of shares of preferred stock on any securities exchange;

  (9)
  The terms and conditions, if applicable, upon which shares of preferred stock of the series will be convertible into shares of common stock, including the conversion price, or manner of calculating the conversion price;

  (10)
  Whether interests in shares of preferred stock of the series will be represented by global securities;

  (11)
  Any other specific terms, preferences, rights, limitations or restrictions of the series of shares of preferred stock;

  (12)
  A discussion of federal income tax considerations applicable to shares of preferred stock of the series;

  (13)
  The relative ranking and preferences of shares of preferred stock of the series as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

  (14)
  Any limitations on issuance of any series of shares of preferred stock ranking senior to or on a parity with the series of shares of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

  (15)
  Any limitations on direct or beneficial ownership and restrictions on transfer of shares of preferred stock of the series, in each case as may be appropriate to preserve our status as a real estate investment trust under the Internal Revenue Code.

Rank

        Unless otherwise specified in the applicable prospectus supplement, the shares of preferred stock of each series will rank with respect to dividend rights and rights upon liquidation, dissolution or winding up of our affairs:

  •
  senior to all classes or series of shares of common stock, and to all equity securities ranking junior to the series of shares of preferred stock;

  •
  on a parity with all equity securities issued by us the terms of which specifically provide that such equity securities rank on a parity with shares of preferred stock of the series; and

  •
  junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to shares of preferred stock of the series.

Dividends

        Holders of shares of preferred stock of each series shall be entitled to receive cash dividends at such rates and on such dates as will be set forth in the applicable prospectus supplement. When and if declared by our Board of Directors, dividends shall be payable out of our assets legally available for payment of dividends. Each such dividend shall be payable to holders of record as they appear on our share transfer books on such record dates as shall be fixed by our Board of Directors.

        Dividends on any series of the shares of preferred stock may be cumulative or noncumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If our Board of Directors fails to declare a dividend payable on a dividend payment date on any series of the shares of preferred stock for which dividends are noncumulative, then the holders of the series of the shares of preferred stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and we will have no obligation to pay the dividend accrued for such period, whether or not dividends on the series are declared payable on any future dividend payment date.

        If shares of preferred stock of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on the shares of preferred stock of any other series ranking, as to dividends, on a parity with or junior to the shares of preferred stock of the series for any period unless full dividends, including cumulative dividends if applicable, for the then current dividend period and any past period, if any, have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of the dividend set apart for such payment on the shares of preferred stock of the series. When dividends are not paid in full, or a sum sufficient for the full payment is not so set apart, upon the shares of preferred stock of any series and the shares of any other series of shares of preferred stock ranking on a parity as to dividends with the shares of preferred stock of the series, all dividends declared upon shares of preferred stock of the series and any other series of shares of preferred stock ranking on a parity as to dividends with the shares of preferred stock shall be declared pro rata so that the amount of dividends declared per share on the shares of preferred stock of the series and the other series of shares of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of preferred stock of the series and the other series of shares of preferred stock bear to each other. The pro rata amount shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the series of shares of preferred stock does not have a cumulative dividend. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on shares of preferred stock of the series which may be in arrears.

        Except as provided in the immediately preceding paragraph, unless full dividends, including cumulative dividends, if applicable, on the shares of preferred stock of the series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of the dividend set apart for payment for the then current dividend period, and any past period, if any, no dividends shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the shares of common stock or any other capital stock ranking junior to or on a parity with the shares of preferred stock of the series as to dividends or upon liquidation. Additionally, shares ranking junior to or in parity with the series of shares of preferred stock may not be redeemed, purchased or otherwise acquired for any consideration, except by conversion into or exchange for other capital stock ranking junior to the shares of preferred stock of the series as to dividends and upon liquidation. We also may not pay any money or make any money available for a sinking fund for the redemption of junior or parity shares. Notwithstanding the preceding sentences, we may make dividends of shares of common stock or other capital stock ranking junior to the shares of preferred stock of the series of shares of preferred stock, although full dividends may not have been paid or set aside.

        Any dividend payment made on a series of shares of preferred stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of the series which remains payable.

Redemption

        If so provided in the applicable prospectus supplement, the shares of preferred stock of a series will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

        The prospectus supplement relating to a series of shares of preferred stock that is subject to mandatory redemption will specify the number of shares of preferred stock of the series that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon, which shall not, if the series of shares of preferred stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods, to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for shares of preferred stock of any series is payable only from the net proceeds of the issuance of shares of capital stock, the terms of the series of shares of preferred stock may provide that, if no such share of capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, shares of preferred stock of the series shall automatically and mandatorily be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

        If full dividends on all shares of preferred stock of any series, including cumulative dividends if applicable, have not been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of the dividend set apart for payment for the then current dividend period and any past dividends, if any, we may not redeem shares of preferred stock of any series unless all outstanding shares of preferred stock of the series are simultaneously redeemed. This shall not prevent, however, the purchase or acquisition of shares of preferred stock of the series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of preferred stock of the series, and, unless full dividends, including cumulative dividends if applicable, on all shares of preferred stock of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of the dividend set apart for payment for the then current dividend period and any past period, if any, we will not purchase or otherwise acquire directly or indirectly any shares of preferred stock of the series, except by conversion into or exchange for shares of capital stock ranking junior to the shares of preferred stock of the series as to dividends and upon liquidation.

        If fewer than all of the outstanding shares of preferred stock of any series are to be redeemed, the number of shares to be redeemed will be determined by us and such shares may be redeemed pro rata from the holders of record of shares of preferred stock of the series in proportion to the number of shares of preferred stock of the series held by such holders with adjustments to avoid redemption of fractional shares or by lot in a manner determined by us.

        Notice of redemption will be mailed at least 30 days but not more than 90 days before the redemption date to each holder of record of shares of preferred stock of any series to be redeemed at the address shown on our share transfer books. Each notice shall state:

  (1)
  the redemption date;

  (2)
  the number of shares and series of the shares of preferred stock to be redeemed;

  (3)
  the redemption price;

  (4)
  the place or places where certificates for such shares of preferred stock are to be surrendered for payment of the redemption price;

  (5)
  that dividends on the shares of preferred stock to be redeemed will cease to accrue on such redemption date; and

  (6)
  the date upon which the holder's conversion rights, if any, as to such shares of preferred stock shall terminate.

If fewer than all the shares of preferred stock of any series are to be redeemed, the notice mailed to each such holder of the series shall also specify the number of shares of preferred stock to be redeemed from each such holder. If notice of redemption of any shares of preferred stock has been given and if the funds necessary for such redemption have been set aside by us in trust for the benefit of the holders of any shares of preferred stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of preferred stock, and all rights of the holders of such shares of preferred stock will terminate, except the right to receive the redemption price.

Liquidation preference

        Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any shares of common stock or any other class or series of shares of stock ranking junior to the series of shares of preferred stock in the distribution of assets upon any liquidation, dissolution or winding up, the holders of each series of shares of preferred stock shall be entitled to receive out of our assets legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share, set forth in the applicable prospectus supplement, plus an amount equal to all dividends accrued and unpaid thereon, which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the series of shares of preferred stock does not have a cumulative dividend. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of preferred stock of the series will have no right or claim to any of our remaining assets.

        In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of preferred stock of the series and the corresponding amounts payable on all shares of other classes or series of capital stock ranking on a parity with shares of preferred stock of the series in the distribution of assets, then the holders of shares of preferred stock of the series and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

        If liquidating distributions shall have been made in full to all holders of shares of preferred stock of the series, our remaining assets shall be distributed among the holders of any other classes or series of capital stock ranking junior to the shares of preferred stock of the series upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of us with or into any other entity, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of us.

Voting rights

        Holders of the shares of preferred stock of each series will not have any voting rights, except as set forth below or in the applicable prospectus supplement or as otherwise required by applicable law. The following is a summary of the voting rights that, unless provided otherwise in the applicable prospectus supplement, will apply to each series of shares of preferred stock.

        If six quarterly dividends, whether or not consecutively payable on the shares of preferred stock of the series or any other series of shares of preferred stock ranking on a parity with the series of shares of preferred stock with respect in each case to the payment of dividends, amounts upon liquidation, dissolution and winding up are in arrears, whether or not earned or declared, the number of directors then constituting our Board of Directors will be increased by two, and the holders of shares of preferred stock of the series, voting together as a class with the holders of any other series of shares ranking in parity with such shares, will have the right to elect two additional directors to serve on our Board of Directors at any annual meeting of shareholders or a properly called special meeting of the holders of shares of preferred stock of the series and other shares of preferred stock ranking in parity with such shares and at each subsequent annual meeting of shareholders until all such dividends and dividends for the current quarterly period on the shares of preferred stock of the series and other shares of preferred stock ranking in parity with such shares have been paid or declared and set aside for payment. Such voting rights will terminate when all such accrued and unpaid dividends have been declared and paid or set aside for payment. The term of office of all directors so elected will terminate with the termination of such voting rights.

        The approval of two-thirds of the outstanding shares of preferred stock of the series and all other series of shares of preferred stock similarly affected, voting as a single class, is required in order to

  (1)
  amend the declaration of trust to affect materially and adversely the rights, preferences or voting power of the holders of the shares of preferred stock of the series or other shares of preferred stock ranking in parity with such shares;

  (2)
  enter into a share exchange that affects the shares of preferred stock of the series, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into us, unless in each such case each preferred share of the series remains outstanding without a material and adverse change to its terms and rights or is converted into or exchanged for shares of preferred stock of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of the series identical to that of a preferred share of the series, except for changes that do not materially and adversely affect the holders of the shares of preferred stock of the series; or

  (3)
  authorize, reclassify, create, or increase the authorized amount of any class of shares having rights senior to the shares of preferred stock of the series with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up.

        However, we may create additional classes of parity shares and other series of shares of preferred stock ranking junior to the series of shares of preferred stock with respect in each case to the payment of dividends, amounts upon liquidation, dissolution and winding up, increase the authorized number of parity shares and junior shares and issue additional series of parity shares and junior shares without the consent of any holder of shares of preferred stock of the series.

        Except as provided above and as required by law, the holders of shares of preferred stock of each series will not be entitled to vote on any merger or consolidation involving us or a sale of all or substantially all of our assets.

Conversion rights

        The terms and conditions, if any, upon which shares of preferred stock of any series are convertible into shares of common stock will be set forth in the applicable prospectus supplement relating to the series. Such terms will include the number of shares of common stock into which the shares of preferred stock of the series are convertible, the conversion price, or manner of calculation of the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holders of the shares of preferred stock of the series or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the shares of preferred stock of the series.

Restrictions on ownership

        As discussed below under "Description of Common Stock—Common Stock—Restrictions on Transfer," for us to qualify as a real estate investment trust under the Internal Revenue Code, not more than 50% in value of our outstanding shares of stock may be owned by five or fewer individuals at any time during the last half of any taxable year. Therefore, the articles supplementary for each series of shares of preferred stock will contain various provisions restricting the ownership and transfer of the shares of preferred stock. Except as otherwise described in the applicable prospectus supplement relating to the relevant series of shares of preferred stock, the provisions of each articles supplementary relating to the ownership limit applicable to the shares of preferred stock will provide ownership restrictions similar to the ownership restrictions applicable to the shares of common stock as described below.

        The preferred stock ownership limit provision will provide that, subject to the exceptions contained in such articles supplementary, no person, or persons acting as a group, may beneficially own more than 25% of the series of shares of preferred stock outstanding at any time, except as a result of our redemption of shares of preferred stock. Shares acquired in excess of the preferred stock ownership limit provision must be redeemed by us at a price equal to the average daily per share closing sale price during the 30-day period ending on the business day prior to the redemption date. Such redemption is not applicable if a person's ownership exceeds the limitations due solely to our redemption of shares of preferred stock; provided that thereafter any additional shares of preferred stock acquired by such person shall be excess shares. See "Description of Common Stock—Common Stock—Restrictions on Transfer." From and after the date of notice of such redemption, the holder of the shares of preferred stock thus redeemed shall cease to be entitled to any distribution, other than distributions declared prior to the date of notice of redemption, voting rights and other benefits with respect to such shares except the right to receive payment of the redemption price determined as described above. The preferred stock ownership limit provision may not be waived with respect to some of our affiliates.

        All certificates representing shares of shares of preferred stock will bear a legend referring to the restrictions described above.

DESCRIPTION OF COMMON STOCK

        Our authorized capital consists of 75,000,000 shares of $.001 par value common stock and 5,000,000 shares of $.001 par value preferred stock. There were 17,401,309 shares of common stock issued and outstanding as of December 31, 2003.

Common Stock

  General

        Each share of our outstanding common stock is entitled to share equally with each other share of common stock in dividends from legally available sources, when, as, and if declared by our Board of Directors and, upon liquidation or dissolution, whether voluntary or involuntary, to share equally in our assets that are available for distribution to the holders of the common stock. Each holder of common stock is entitled to one vote per share for all purposes, except that in the election of directors, each holder has the right to vote each share for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose, and the holders of common stock have no preemptive rights, redemption rights or rights of conversion with respect to the common stock. All outstanding shares of common stock and all shares underlying the warrants when issued will be fully paid and nonassessable by us. Our Board of Directors is authorized to issue additional shares of common stock within the limits authorized by our Articles of Incorporation and without stockholder action.

        Because all shares of our common stock have equal voting rights and voting rights are not cumulative, the holders of more than 50% of the shares of common stock could, therefore, if they chose to do so and unless subject to a voting agreement to the contrary, elect the entire Board of Directors.

        Although we have paid dividends in the past, we cannot guarantee that we will be able to pay dividends on a regular quarterly basis in the future.

  Restrictions on Transfer

        To qualify as a REIT under the Internal Revenue Code, our securities must be held by a minimum of 100 persons during at least 335 days in each taxable year subsequent to the first year for which our qualification as a REIT was effective. In addition, at all times during the second half of each taxable year subsequent to the first year for which our REIT qualification was effective, no more than 50% in value of our outstanding stock may be owned, directly or indirectly and by applying certain constructive ownership rules, by five or fewer individuals. In applying this ownership requirement, stock issuable upon exercise of warrants or options to acquire our stock will be considered owned by the warrant- or option-holder. Our Articles of Incorporation contain provisions referred to in this prospectus as the "ownership limitation," restricting the acquisition of our securities.

        The ownership limitation provides that, subject to certain exceptions specified in our Articles of Incorporation, no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.0% of the total value of all our outstanding securities. Our Board of Directors may, but is not required to, waive the ownership limitation if evidence satisfactory to our Board of Directors is presented that such ownership will not jeopardize our status as a REIT. As a condition of that waiver, our Board of Directors may require opinions of counsel satisfactory to it or an undertaking from the applicant with respect to preserving our REIT status. The ownership limitation will not apply if our Board of Directors and the holders of a majority of our outstanding common stock determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. If an issuance or transfer of our securities occurs that would result in a violation of the ownership limitation, or which would cause our securities to be held by fewer than 100 persons, that issuance or transfer shall be null and void and the intended transferee will acquire no rights to the securities.

        Our Articles of Incorporation do not require that the ownership limitation be automatically removed even if the REIT provisions of the Internal Revenue Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the ownership limitation would require an amendment to our Articles of Incorporation. The ownership limitation also provides that any person who owns, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 1% of the total value of all our outstanding securities and any other securities holder requested by us, must file an affidavit with us containing the information specified in our Articles of Incorporation with respect to that person's ownership of those securities within 30 days after January 1 of each year. In addition, each holder, upon demand, is required to disclose to us in writing this information with respect to the direct, indirect and constructive ownership of our securities as our Board of Directors deems necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

        If any stockholder purports to transfer shares of our common stock, warrants or other securities to a person and either the transfer would result in our failing to qualify as a REIT, or the transfer would cause the transferee to hold more than the applicable ownership limitation, our Articles of Incorporation state that the purported transfer will be null and void and the intended transferee will acquire no rights to the securities. In addition, if any person holds common stock in excess of the applicable ownership limitation, the excess common stock will be deemed to have been transferred to an unaffiliated trustee and held in trust for the benefit of a charitable beneficiary. Such person will not receive distributions with respect to the excess shares and will not be entitled to vote those shares. At our option, the person will be required to sell the excess common stock on terms determined by and at our direction or we will redeem those shares for the lesser of the amount paid for the shares and the closing price on the date we exercise our right to redeem. Further, if, in the opinion of our Board of Directors, (1) a transfer of our securities would result in any stockholder or group of stockholders acting together owning in excess of the ownership limitation or (2) a proposed transfer of our securities may jeopardize our qualification as a REIT under the Internal Revenue Code, our Board of Directors may, in its sole discretion, refuse to allow the securities to be transferred to the proposed transferee. If these restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any excess common stock may be deemed, at our option, to have acted as an agent on our behalf in acquiring that excess common stock or other securities and to hold them on our behalf.

Antitakeover Provisions

  Charter and Bylaws Provisions

        Some provisions of our charter and bylaws may delay or prevent a change in control of our company or other transactions that could provide our stockholders with a premium over the then-prevailing market price of our securities or that might otherwise be in the best interests of our stockholders. These provisions include:

  •
  Classified board of directors and size of board of directors fixed within range; removal of directors only for cause—Our Board of Directors is divided into three classes with staggered terms of office. The total number of directors is fixed by a majority vote of the Board of Directors within a range of a minimum of three and a maximum of nine. Directors may only be removed for cause. These provisions may make it more difficult for a third party to gain control of our Board of Directors. At least two annual meeting of stockholders, instead of one, generally would be required to effect a change in a majority of our Board of Directors, and the number of directors cannot be increased above the maximum number of directors specified in our charter without board and stockholder approvals.

  •
  Two-thirds stockholder vote required to approve some amendments to the charter—Some amendments to our charter must be approved by the affirmative vote of stockholders holding at least 66 2/3% of the outstanding shares of our common stock. These voting requirements may make amendments to our charter that stockholders believe desirable more difficult to effect.

  •
  Issuance of preferred stock without stockholder approval—Our Board of Directors has the ability to authorize the issuance of preferred stock without stockholder approval and to set or change the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption of the preferred stock. Our Board of Directors could therefore authorize series of preferred stock that may have voting provisions that could delay or prevent a change in control or other transaction that might involve a premium price or otherwise be in the best interests of our stockholders.

  •
  Ownership Limitation—In order to assist us in maintaining our qualification as a REIT, our Articles of Incorporation contain provisions generally limiting the ownership of shares of our capital stock by any single stockholder to 9% of our outstanding shares, unless waived by our Board of Directors. These provisions could also delay or prevent an acquisition or change in control of our company that could benefit our stockholders.

    In 2000 and again in 2001, our Board of Directors granted one-time waivers of the ownership limitation to allow Jerry Tepper, a director who as of December 31, 2003 beneficially owned (as determined in accordance with the ownership limitation) approximately 3% of our outstanding shares, to acquire newly issued shares. In April 2002, our Board of Directors granted waivers allowing William T. Atkins and Alexander S. Hewitt, executive officers who beneficially owned (as determined in accordance with the ownership limitation) approximately 6% and 6%, respectively, of our outstanding shares as of December 31, 2003, to beneficially own up to 12% and 10%, respectively, of our outstanding shares. In connection with these waivers, our Board of Directors also reduced the ownership limitation from 9.8% to 9%, as described above, so as to assist us in our continued qualification as a REIT.

  Maryland Business Statutes

        As a Maryland corporation, we are subject to the provisions of the Maryland General Corporation Law. Maryland law imposes restrictions on some business combinations and requires compliance with statutory procedures before some mergers and acquisitions can occur. These provisions of Maryland law may have the effect of discouraging offers to acquire us even if the acquisition would be advantageous to our stockholders. These provisions include:

  •
  Unsolicited takeover provisions.  Maryland law provides that the Board of Directors of a Maryland corporation is not subject to higher duties with regard to actions taken in a takeover context. These provisions may make it more difficult to effect an unsolicited takeover of a Maryland corporation. Maryland law also allows publicly held corporations with at least three independent directors to elect to be governed by all or any part of Maryland law provisions relating to extraordinary actions and unsolicited takeovers.

  •
  Business combination with interested stockholders.  The Maryland Business Combination Act provides that, unless exempted, a Maryland corporation may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, issuance of shares and other specified transactions, with an "interested stockholder" or its affiliates, for five years after the most recent date on which the interested stockholder became an interested stockholder and thereafter unless specified criteria are met.

  •
  Control share acquisition.  The Maryland Control Shares Acquisition Act provides that shares acquired by any person over one-tenth, one-third and a majority of the voting power of a corporation do not have voting rights, except to the extent approved by the vote of two-thirds of the shares of common stock entitled to be cast on the matter.

        Other constituencies.    Maryland law expressly codifies the authority of a Maryland corporation to include in its charter a provision that allows the board of directors to consider the effect of a potential acquisition of control on stockholders, employees, suppliers, customers, creditors and communities in which offices or other establishments of the corporation are located. Our charter does not include a provision of this type. Maryland law also provides, however, that the inclusion or omission of this type of provision in the charter of a Maryland corporation does not create an inference concerning factors that may be considered by the board of directors regarding a potential acquisition of control. This law may allow our Board of Directors to reject an acquisition proposal even though the proposal was in the best interests of our stockholders.

Transfer Agent and Registrar

        Our transfer agent and registrar is UMB Bank, N.A. located at P.O. Box 410064, Kansas City, Missouri 64141-0064; telephone number (800) 884-4225.

PLAN OF DISTRIBUTION

        We may sell the offered securities to one or more underwriters for public offering and sale by them or may sell the offered securities to investors directly or through agents, which agents may be affiliated with us. Direct sales to investors may be accomplished through subscription offerings or through subscription rights distributed to our shareholders. In connection with subscription offerings or the distribution of subscription rights to shareholders, if all of the underlying offered securities are not subscribed for, we may sell such unsubscribed offered securities to third parties directly or through agents and, in addition, whether or not all of the underlying offered securities are subscribed for, we may concurrently offer additional offered securities to third parties directly or through agents, which agents may be affiliated with us. Any underwriter or agent involved in the offer and sale of the offered securities will be named in the applicable prospectus supplement.

        The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices related to the prevailing market prices at the time of sale or at negotiated prices, any of which may represent a discount from the prevailing market price. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the offered securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of offered securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom they may act as agent. Underwriters may sell offered securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

        Any underwriting compensation paid by us to underwriters or agents in connection with the offering of offered securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act of 1933. Any such indemnification agreements will be described in the applicable prospectus supplement.

        If so indicated in the applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers by institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of offered securities sold pursuant to contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Contracts will not be subject to any conditions except the purchase by an institution of the offered securities covered by its contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and if the offered securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of the offered securities less the principal amount of the securities covered by contracts. Some of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

FEDERAL INCOME TAX CONSIDERATIONS

        We have operated and intend to continue to operate in a manner that permits us to satisfy the requirements for taxation as a real estate investment trust ("REIT") under the applicable provisions of the Internal Revenue Code since our taxable year ended December 31, 1996. No assurance can be given, however, that such requirements will be met. The following is a description of the federal income tax consequences to us and our stockholders of our treatment as a REIT. Since these provisions are highly technical and complex, you are urged to consult your own tax advisor with respect to the federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of our shares.

        Based upon our representations with respect to the facts as set forth and explained in the discussion below, in the opinion of our counsel, Mayer, Brown, Rowe & Maw LLP, we have been organized in conformity with the requirements for qualification as a REIT since our taxable year ended December 31, 1996, and our current and proposed method of operation described in the prospectus and as represented by management will enable us to satisfy the requirements for such qualification.

        This opinion is based on representations made by us as to certain factual matters relating to our organization and intended or expected manner of operation. In addition, this opinion is based on the law existing and in effect on the date of filing of this registration statement. Our qualification and taxation as a REIT will depend on our ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of share ownership, the various qualification tests imposed under the Internal Revenue Code discussed below. Mayer, Brown, Rowe & Maw LLP will not review compliance with these tests on a continuing basis. No assurance can be given that we will satisfy such tests on a continuing basis.

        In brief, if the conditions imposed by the REIT provisions of the Internal Revenue Code are met, entities such as AmeriVest, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are allowed a deduction for dividends paid to stockholders. This treatment substantially eliminates the "double taxation" at both the corporate and stockholder levels that generally results from the use of corporations. However, as discussed in greater detail below, such an entity remains subject to tax in certain circumstances even if it qualifies as a REIT.

        If we fail to qualify as a REIT in any year, we will be subject to federal income taxation as if we were a domestic corporation for that year and, potentially, one or more subsequent years, and our stockholders will be taxed in the same manner as stockholders of ordinary corporations. In this event, we could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to our stockholders would be reduced or eliminated.

        Our Board of Directors believes that we have been organized and operated and currently intends that we will continue to operate in a manner that permits us to qualify as a REIT. There can be no assurance, however, that this expectation will be fulfilled, since qualification as a REIT depends on our continuing to satisfy numerous asset, income, ownership and distribution tests described below, which in turn will be dependent in part on our operating results and the makeup of our stockholders.

        The following summary is based on the Internal Revenue Code, its legislative history, administrative pronouncements, judicial decisions and United States Treasury Department regulations, subsequent changes to any of which may affect the tax consequences described in this prospectus, possibly on a retroactive basis. The following summary is not exhaustive of all possible tax considerations and does not give detailed discussion of any state, local, or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective stockholder in light of his or her particular circumstances or to various types of stockholders, including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, subject to special treatment under the federal income tax laws.

Taxation of AmeriVest

  General

        In any year in which we qualify as a REIT, in general we will not be subject to federal income tax on that portion of our REIT taxable income or capital gain which is distributed to our stockholders. We may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed to our stockholders. To the extent that we elect to retain and pay income tax on our net long-term capital gain, our stockholders are required to include their proportionate share of our undistributed long-term capital gain in income but will receive a credit for their share of any taxes we pay on such gain.

        Notwithstanding our qualification as a REIT, we may also be subject to taxation in other circumstances. If we should fail to satisfy either the 75% or the 95% gross income test, which are discussed below, and nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on the greater of either (1) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (2) the amount by which 90% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability. We will be subject to a tax of 100% on net income from any "prohibited transaction," as described below, and if we have net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax on such income from foreclosure property at the highest corporate rate. We will also be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest paid to us by any of our "taxable REIT subsidiaries" that would be reduced through reapportionment under section 482 of the Internal Revenue Code in order to more clearly reflect income of the taxable REIT subsidiary. A taxable REIT subsidiary is any corporation for which a joint election has been made by a REIT and such corporation to treat such corporation as a taxable REIT subsidiary with respect to such REIT. See "Other Tax Considerations—Investments in taxable REIT subsidiaries." In addition, if we should fail to distribute during each calendar year at least the sum of:

  (1)
  85% of our REIT ordinary income for such year;

  (2)
  95% of our REIT capital gain net income for such year, other than capital gains we elect to retain and pay tax on as described below; and

  (3)
  any undistributed taxable income from prior years,

we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. To the extent that we elect to retain and pay income tax on our long-term capital gain, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax. A REIT is permitted to designate in a notice mailed to stockholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of undistributed net long-term capital gains it received during the taxable year, which its stockholders are to include in their taxable income as long-term capital gains. Thus, if we made this designation, our stockholders would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by us and we would have to pay the tax on such gains within 30 days of the close of our taxable year. Each of our stockholders would be deemed to have paid the stockholder's share of the tax paid by us on such gains, which tax would be credited or refunded to the stockholder. A stockholder would increase his or her tax basis in his or her shares by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by us. We may be subject to annual penalties of $25,000 (or $50,000 in the case of intentional disregard) if we fail to comply with the Treasury Department regulations for ascertaining our actual ownership. We may also be subject to the corporate "alternative minimum tax" and a tax on the "built-in gains" associated with some of our properties (see "Other Tax Considerations—Tax on built-in gain"), as well as tax in various situations and on some types of transactions not presently contemplated. We will use the calendar year both for federal income tax purposes and for financial reporting purposes.

        In order to qualify as a REIT, we must meet, among others, the following requirements:

  Share ownership test

        Our shares must be held by a minimum of 100 persons for at least 335 days in each taxable year following our first taxable year (or a proportional number of days in any short taxable year). In addition, at all times during the second half of each taxable year following our first taxable year, no more than 50% in value of our shares may be owned, directly or indirectly and by applying constructive ownership rules, by five or fewer individuals, which for this purpose includes some tax-exempt entities. Any shares held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust. If we comply with the Treasury Department regulations for ascertaining our actual ownership and did not know, or exercising reasonable diligence would not have reason to know, that more than 50% in value of our outstanding shares were held, actually or constructively, by five or fewer individuals, then we will be treated as meeting such requirement.

        In order to ensure compliance with the 50% test, we have placed restrictions on the transfer of our shares to prevent additional concentration of ownership. Moreover, to evidence compliance with these requirements under Treasury Department regulations, we must maintain records which disclose the actual ownership of our outstanding shares and such regulations impose penalties against us for failing to do so. In fulfilling our obligations to maintain records, we must and will demand written statements each year from the record holders of designated percentages of our shares disclosing the actual owners of such shares as prescribed by Treasury Department regulations. A list of those persons failing or refusing to comply with such demand must be maintained as a part of our records. A stockholder failing or refusing to comply with our written demand must submit with his or her tax returns a similar statement disclosing the actual ownership of our shares and other information. In addition, our Articles of Incorporation provide that no stockholder may own more than 9% in number or in value of our outstanding shares and set forth other restrictions regarding the transfer of shares that are intended to assist us in continuing to satisfy the share ownership requirements. Although our Board of Directors has granted limited waivers of these restrictions with respect to certain stockholders in the past, and may do so in the future, we intend to enforce the 9% limitation on ownership of shares to the extent necessary to assure that our qualification as a REIT will not be compromised. If as a result of such waivers more than 50% in value of our shares were to be owned by five or fewer individuals, then we could fail to qualify as a REIT. These provisions could also delay or prevent an acquisition or change in control of our company that could benefit our stockholders.

        In rendering its opinion as to our qualification as a REIT, Mayer, Brown, Rowe & Maw LLP is relying on our representations as to our ownership.

  Asset tests

        At the close of each quarter of our taxable year, we must satisfy tests relating to the nature of our assets determined in accordance with generally accepted accounting principles. Where we invest in a partnership, limited liability company or trust taxed as a partnership or as a disregarded entity, we will be deemed to own a proportionate share of the partnership's, limited liability company's or trust's assets. In addition, when we own 100% of a corporation that is not a taxable REIT subsidiary (a "qualified REIT subsidiary"), we will be deemed to own 100% of the corporation's assets. First, at least 75% of the value of our total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, government securities, and qualified temporary investments. Second, although the remaining 25% of our assets generally may be invested without restriction, we are prohibited from owning securities representing more than 10% of either the vote or value of the outstanding securities of any issuer other than a qualified REIT subsidiary, another REIT or a taxable REIT subsidiary (the "10% vote and value test"). Further, no more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries and no more than 5% of the value of our total assets may be represented by securities of any non-government issuer other than a qualified REIT subsidiary, another REIT or a taxable REIT subsidiary (the "20% and 5% asset tests"). As noted above, when we invest in an entity classified as a partnership for federal income tax purposes, we will be deemed to own a proportionate share of such partnership's assets. Equity interests in partnerships do not constitute securities for purposes of these tests. Accordingly, our investment in properties through our interest in any such partnership would be treated as an investment in qualified assets for purposes of the 75% asset test to the extent the partnership's assets so qualify.

        However, debt securities issued by a partnership or another REIT generally constitute securities for purposes of the 5% asset test and the 10% value test, except that certain "straight debt" securities are not treated as securities for purposes of the 10% value test (for example, qualifying debt securities of a corporation of which we own no equity interest or of a partnership if we own at least a 20% profits interest in the partnership). We do not currently own securities of any issuer which is not treated as either a qualified REIT subsidiary or a taxable REIT subsidiary, however we may acquire such securities in the future.

        Based upon an analysis of the estimated value of the securities owned by us in taxable REIT subsidiaries and non-government issuers relative to the estimated value of the total assets owned by us, we believe that we satisfy all of the asset tests. In rendering its opinion as to our qualification as a REIT, Mayer, Brown, Rowe & Maw LLP is relying on our representations regarding the composition of our assets.

  Gross income tests

        There are currently two separate percentage tests relating to the sources of our gross income which must be satisfied for each taxable year. For purposes of these tests, where we invest in a partnership, limited liability company or trust taxed as a partnership or as a disregarded entity, we will be treated as receiving our share of the income and loss of the partnership, limited liability company or trust, and the gross income of the partnership, limited liability company or trust will retain the same character in our hands as it has in the hands of the partnership, limited liability company or trust. In addition, when we own 100% of a corporation that is not a taxable REIT subsidiary, we will be deemed to receive 100% of the corporation's income. The two tests are as follows:

        1.    The 75% Test.    At least 75% of our gross income for the taxable year must be "qualifying income." Qualifying income generally includes:

  (1)
  rents from real property except as modified below;

  (2)
  interest on obligations secured by mortgages on, or interests in, real property;

  (3)
  gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of our trade or business ("dealer property");

  (4)
  dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares;

  (5)
  abatements and refunds of real property taxes;

  (6)
  income from the operation of, and gain from the sale of, "foreclosure property," which means property acquired at or in lieu of a foreclosure of the mortgage secured by such property for which an election has been made;

  (7)
  commitment fees received for agreeing to make loans secured by mortgages on real property or to purchase or lease real property; and

  (8)
  certain qualified temporary investment income attributable to the investment of new capital received by us in exchange for our shares or certain publicly offered debt which income is received or accrued during the one-year period following the receipt of such capital.

        Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% test, or the 95% gross income test described below, if we, or an owner of 10% or more of our shares, directly or constructively owns 10% or more of such tenant unless the tenant is our taxable REIT subsidiary and certain other requirements are met with respect to the real property being rented. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property, or as interest income, for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, we generally must not furnish or render services to tenants, other than through a taxable REIT subsidiary or an "independent contractor" from whom we derive no income, except that we may directly provide services that are "usually or customarily rendered" in connection with the rental of properties for occupancy only, or are not otherwise considered "rendered to the occupant for his convenience." A REIT is permitted to render a de minimis amount of impermissible services to tenants, and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the REIT during the taxable year for the impermissible services with respect to a property may not exceed 1% of all amounts received or accrued by the REIT directly or indirectly from the property. The amount received for any service or management operation for this purpose shall be deemed to be not less than 150% of the direct cost of the REIT in furnishing or rendering the service or providing the management or operation. Furthermore, we may furnish such impermissible services to tenants through a taxable REIT subsidiary and still treat amounts otherwise received with respect to the property as rents from real property.

        We provide services at the properties that we own and may provide the services at any of our newly acquired properties. We believe that, for purposes of the 75% and 95% gross income tests, the services provided at our properties either (i) are or will be of the type which are usually or customarily rendered in connection with the rental of space for occupancy only and not those rendered to the occupant for his convenience or (ii) have not jeopardized and will not jeopardize our status as a REIT. We believe this is also true for any other services and amenities provided by us or our agents. Mayer, Brown, Rowe & Maw LLP, in rendering its opinion as to our qualification as a REIT, is relying on our representations to that effect. We intend that independent contractors or a taxable REIT subsidiary will perform services that cannot be provided directly by us or our agents.

        2.    The 95% Test.    In addition to deriving 75% of our gross income from the sources listed above, at least 95% of our gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends, other than on REIT shares, and interest on any obligations not secured by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test. In addition, payments to us under an interest rate swap, cap agreement, option, futures contract, forward rate agreement or any similar financial instrument we enter into to hedge indebtedness incurred or to be incurred, and any gain from the sale or other disposition of these instruments, are treated as qualifying income for purposes of the 95% test, but not for purposes of the 75% test.

        For purposes of determining whether we comply with the 75% and 95% income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of property held primarily for sale to customers in the ordinary course of a trade or business, excluding foreclosure property, unless we hold such property for at least four years and other requirements relating to the number of properties sold in a year, their tax bases, and the cost of improvements made to the property are satisfied. See "—Taxation of AmeriVest—General."

        We believe that for purposes of both the 75% and the 95% gross income tests, our investment in properties in major part gives rise to qualifying income in the form of rents. We also believe that gains on sales of the properties generally will also constitute qualifying income.

        Even if we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under provisions of the Internal Revenue Code. These relief provisions will generally be available if:

  (1)
  our failure to comply was due to reasonable cause and not to willful neglect;

  (2)
  we report the nature and amount of each item of our income included in the tests on a schedule attached to our tax return; and

  (3)
  any incorrect information on this schedule is not due to fraud with intent to evade tax.

        If these relief provisions apply, however, we will nonetheless be subject to a special tax upon the greater of the amount by which we fail either the 75% or 95% gross income test for that year.

        In rendering its opinion as to our qualification as a REIT, Mayer, Brown, Rowe & Maw LLP is relying on our representations regarding the sources of our gross income.

  Annual distribution requirements

        In order to qualify as a REIT, we are required to make distributions, other than capital gain dividends, to our stockholders each year in an amount at least equal to the sum of 90% of our REIT taxable income, computed without regard to the dividends paid deduction and REIT net capital gain, plus 90% of our net income after tax, if any, from foreclosure property, minus the sum of various items of excess non-cash income.

        Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that we do not distribute all of our net capital gain or if we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. A REIT is permitted, with respect to undistributed net long-term capital gains it received during the taxable year, to designate in a notice mailed to stockholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of such gains which its stockholders are to include in their taxable income as long-term capital gains. Thus, if we made this designation, our stockholders would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by us and we would have to pay the tax on such gains within 30 days of the close of our taxable year. Each of our stockholders would be deemed to have paid the stockholder's share of the tax paid by us on such gains, which tax would be credited or refunded to the stockholder. A stockholder would increase his or her tax basis in his or her shares by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by us.

        We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% excise tax. It is possible that we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing our REIT taxable income on the other hand. Additionally, this may be due to our inability to control cash distributions from any properties over which we do not have decision making control, or for other reasons. To avoid any problem with the 90% distribution requirement, we will closely monitor the relationship between our REIT taxable income and cash flow and, if necessary, intend to borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

        Distributions must generally be made during the taxable year to which they relate. Dividends may be paid in the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. Second, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that we do not distribute all of our net capital gain or if we distribute at least 90%, but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be.

        If we fail to meet the 90% distribution requirement as a result of an adjustment to our tax return by the IRS, we may retroactively cure the failure by paying a "deficiency dividend," plus applicable penalties and interest, within a specified period.

        In rendering its opinion as to our qualification as a REIT, Mayer, Brown, Rowe & Maw LLP is relying on our representations regarding our distributions.

  Failure to qualify

        If we fail to qualify for taxation as a REIT in any taxable year and certain relief provisions do not apply, we will be subject to tax, including applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, nor generally will they be required to be made under the Internal Revenue Code. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders will be taxable as dividend income and, subject to limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from re-electing taxation as a REIT for the four taxable years following the year during which qualification was lost.

Taxation of our Stockholders

  Taxation of taxable domestic stockholders

        As long as we qualify as a REIT, distributions made to our taxable domestic stockholders out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will be taken into account by them as ordinary dividends and will not be eligible for the dividends-received deduction for corporations. Ordinary dividends will be taxable to our domestic stockholders as ordinary income, except that prior to January 1, 2009, such dividends will be taxed at the rate applicable to long-term capital gains to the extent that such dividends are attributable to dividends received by us from non-REIT corporations (such as taxable REIT subsidiaries) or are attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). Distributions and undistributed amounts that are designated as capital gain dividends will be taxed as long-term capital gains, to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder has held its shares. However, corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to our stockholders, reducing the tax basis of a stockholder's shares by the amount of such distribution, but not below zero, with distributions in excess of the stockholder's tax basis taxable as capital gains, if the shares are held as a capital asset. In addition, any dividend we declare in October, November or December of any year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Federal income tax rules may also require that certain minimum tax adjustments and preferences be apportioned to our stockholders.

        In general, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss, to the extent of distributions required to be treated by such stockholder as long-term capital gains.

        Gain from the sale or exchange of shares held for more than one year is taxed at a maximum capital gain rate of 15% for sales or exchanges occurring after May 5, 2003 and prior to January 1, 2009 (and 20% for sales or exchanges occurring thereafter). Pursuant to Internal Revenue Service guidance, we may classify portions of our capital gain dividends as gains eligible for the 15% (or 20%) capital gains rate or as unrecaptured Internal Revenue Code section 1250 gain taxable at a maximum rate of 25%.

        Stockholders should consult their tax advisor with respect to taxation of capital gains and capital gain dividends and with regard to state, local and foreign taxes on capital gains.

  Backup withholding

        We will report to our domestic stockholders and to the Internal Revenue Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, with respect to the paid distributions. Under the backup withholding rules, a stockholder may be subject to backup withholding at applicable rates with respect to distributions paid unless such stockholder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be credited against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status to us.

  Taxation of tax-exempt stockholders

        The Internal Revenue Service has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income. Subject to the discussion below regarding a "pension-held REIT," based upon the ruling, the analysis in the ruling and the statutory framework of the Internal Revenue Code, distributions to a stockholder that is a tax-exempt entity should also not constitute unrelated business taxable income, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Internal Revenue Code, that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that we, consistent with our present intent, do not hold a residual interest in a real estate mortgage investment conduit.

        However, if any pension or other retirement trust that qualifies under section 401(a) of the Internal Revenue Code holds more than 10% by value of the interests in a "pension-held REIT" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such REIT may constitute unrelated business taxable income if the percentage of our dividends that the qualified pension trust would be required to treat as unrelated business taxable income is at least 5%. For these purposes, a "pension-held REIT" is defined as a REIT if such REIT would not have qualified as a REIT but for the provisions of the Internal Revenue Code which look through such a qualified pension trust in determining ownership of stock of the REIT and at least one qualified pension trust holds more than 25% by value of the interests of such REIT or one or more qualified pension trusts (each owning more than a 10% interest by value in the REIT) hold in the aggregate more than 50% by value of the interests in such REIT.

  Taxation of foreign stockholders

        We will qualify as a "domestically-controlled REIT" so long as less than 50% in value of our shares is held by foreign persons, for example, nonresident aliens and foreign corporations, partnerships, trusts and estates. We believe that we have qualified and will continue to qualify as a domestically-controlled REIT. Under these circumstances, gain from the sale of our shares by a foreign person should not be subject to U.S. taxation, unless such gain is effectively connected with such person's U.S. business or, in the case of an individual foreign person, such person is present within the U.S. for more than 182 days in such taxable year and certain other conditions are met.

        Distributions of cash generated by our real estate operations, but not by the sale or exchange of our real estate properties, that are paid to foreign persons generally will be subject to U.S. withholding tax at a rate of 30%, unless an applicable tax treaty reduces or eliminates that tax and the foreign stockholder files with us the required form evidencing eligibility for such lower rate or unless the foreign stockholder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is "effectively connected" income. Under applicable Treasury Regulations, foreign stockholders generally must provide the Internal Revenue Service Form W-8ECI beginning January 1, 2000 and every three years thereafter unless the information on the form changes before that date.

        Distributions of proceeds attributable to the sale or exchange by us of U.S. real property interests are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980, and may be subject to branch profits tax in the hands of a stockholder which is a foreign corporation if it is not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations to withhold 35% of any distribution to a foreign person that could be designated by us as a capital gain dividend; this amount is creditable against the foreign stockholder's Foreign Investment in Real Property Tax Act tax liability.

        The federal income taxation of foreign persons is a highly complex matter that may be affected by many other considerations. Accordingly, foreign investors should consult their own advisors regarding the income and withholding tax considerations with respect to their investment.

  New Tax Legislation

        On May 28, 2003, the President signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003. This new tax law reduces the maximum individual tax rate for long-term capital gains generally from 20% to 15% (for sales occurring after May 5, 2003 through December 31, 2008) and for dividends generally from 38.6% to 15% (for tax years from 2003 through 2008). Because we are not generally subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our stockholders, our dividends generally are not eligible for the new 15% tax rate on dividends. As a result, our ordinary REIT dividends continue to be taxed at the higher tax rates applicable to ordinary income. However, the 15% tax rate for long-term capital gains and dividends generally applies to:

  (1)
  your long-term capital gains, if any, recognized on the disposition of our shares;

  (2)
  our distributions designated as long-term capital gain dividends (except to the extent attributable to real estate depreciation, in which case such distributions continue to be subject to a 25% tax rate);

  (3)
  our dividends attributable to dividends received by us from non-REIT corporations, such as taxable REIT subsidiaries; and

  (4)
  our dividends to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income).

Without future congressional action, the maximum tax rate on long-term capital gains will return to 20% in 2009, and the maximum rate on dividends will move to 35% in 2009 and 39.6% in 2011.

Other Tax Considerations

  Investments in taxable REIT subsidiaries

        We and Kellogg Executive Suites, Inc. have jointly elected for Kellogg Executive Suites, Inc. to be treated as a taxable REIT subsidiary of us, effective January 10, 2002. As a taxable REIT subsidiary, Kellogg Executive Suites, Inc. will pay federal and state income taxes at the full applicable corporate rates on its taxable income prior to payment of any dividends. To the extent Kellogg Executive Suites, Inc. is required to pay federal, state or local taxes, the cash available for distribution to its stockholders will be reduced accordingly.

        Taxable REIT subsidiaries are subject to full corporate level taxation on their earnings, but are permitted to engage in certain types of activities which cannot be performed directly by REITs without jeopardizing their REIT status. Taxable REIT subsidiaries are subject to limitations on the deductibility of payments made to the associated REIT which could materially increase the taxable income of the taxable REIT subsidiary and are subject to prohibited transaction taxes on certain other payments made to the associated REIT. We will be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest paid to us by our taxable REIT subsidiary that would be reduced through reapportionment under Internal Revenue Code section 482 in order to more clearly reflect income of the taxable REIT subsidiary.

        Under the taxable REIT subsidiary provision, we and any entity treated as a corporation for federal income tax purposes in which we own an interest are allowed to jointly elect to treat such entity as a "taxable REIT subsidiary." In addition, if a taxable REIT subsidiary of us owns, directly or indirectly, securities representing more than 35% of the vote or value of an entity treated as a corporation for tax purposes, that subsidiary will also be treated as a taxable REIT subsidiary of us. As described above, a taxable REIT subsidiary election has been made for an entity in which we own an interest. Additional taxable REIT subsidiary elections may be made in the future for additional entities in which we own an interest.

  Tax on built-in gain

        If we acquire any assets from a taxable "C" corporation in a carry-over basis transaction and we recognize gain on the disposition of such assets during the 10 year period beginning on the date on which such assets were acquired by us, then to the extent of such assets' "built-in gain" (i.e., the excess of the fair market value of such asset at the time of the acquisition by us over the adjusted basis in such asset, determined at the time of such acquisition), we will be subject to tax on such gain at the highest regular corporate rate applicable. The results described herein with respect to the recognition of built-in gain assume that we made or will make an election pursuant to Notice 88-19 or Treasury regulations that were promulgated in 2000 and 2001 with respect to transactions occurring prior to January 2, 2002, and that we have not elected and will not elect out of Treasury regulations that were promulgated in 2001 with respect to transactions occurring on or after January 2, 2002. We elected to defer the built-in gain associated with certain assets that we acquired at the time of our REIT election and, therefore, will be subject to tax at the highest corporate rate on any gain recognized upon the sale of any such asset prior to 2006.

  Possible legislative or other actions affecting tax consequences

        Prospective stockholders should recognize that the present federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations of these laws could adversely affect the tax consequences of an investment in us.

  State and local taxes

        We and our stockholders may be subject to state or local taxation in various jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our securities.

        You are advised to consult with your own tax advisor regarding the specific tax consequences to you of the ownership and sales of shares of our securities, including the federal, state, local, foreign, and other tax consequences of such ownership, sale and election and of potential changes in applicable tax laws.

EXPERTS

        The consolidated financial statements of AmeriVest Properties Inc. as of December 31, 2002, and for the year then ended and the statement of revenue and certain expenses of the Southwest Gas office building for the year ended December 31, 2002, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The statement of revenue and certain expenses of the Financial Plaza office building for the year ended December 31, 2002, incorporated by reference in this prospectus, has been included herein in reliance on the report of Mayer Hoffman McCann P.C., independent accountants, given on the authority of that firm as experts in auditing and accounting.

        The statement of revenue and certain expenses of the Scottsdale Norte office building for the year ended December 31, 2002, have been incorporated by reference herein in reliance upon the report of Ehrhardt Keefe Steiner & Hottman, PC, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated balance sheet as of December 31, 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 2001 incorporated by reference herein this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report dated March 15, 2002. After reasonable efforts to obtain the consent of Arthur Andersen LLP, AmeriVest has not been able to obtain the consent of Arthur Andersen LLP to inclusion of their report and to the references to Arthur Andersen LLP in the registration statement of which this prospectus is a part. Pursuant to Rule 437a promulgated under the Securities Act of 1933, AmeriVest may dispense with the requirement that the consent of Arthur Andersen LLP be filed with the registration statement of which this prospectus is a part. While the extent of any resulting limitations on recovery by investors is unclear, the lack of a currently dated consent could limit the time within which any actions must be brought by investors against Arthur Andersen LLP for liabilities arising under Section 11 of the Securities Act of 1933.

LEGAL MATTERS

        Certain legal matters in connection with the securities offered pursuant to this prospectus will be passed upon by Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission under the Securities Act of 1933. The registration statement on Form S-3, with any amendments, is referred to in this prospectus as the registration statement. This prospectus does not contain all the information included in the registration statement and exhibits to the registration statement, and statements included in this prospectus concerning the content of any contract or other document referred to are not necessarily complete. For further information, please review the registration statement and the exhibits and schedules filed with the registration statement. In each instance where a statement contained in this prospectus regards the contents of any contract or other document filed as an exhibit to the registration statement, you should review the copy of that contract or other document filed as an exhibit to the registration statement for complete information, and those statements are qualified in all respects by this reference.

        We are subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934. The reports and other information that we file with the Securities and Exchange Commission can be inspected and copied at the following public reference facility maintained by the Securities and Exchange Commission:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

        Copies of these materials also can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Documents filed electronically by us with the Securities and Exchange Commission are available at the Securities and Exchange Commission's world wide web site at http://www.sec.gov. The Securities and Exchange Commission's world wide web site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. Information about the operation of the Securities and Exchange Commission's public reference facilities may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330.

        You may also inspect reports, proxy statements and other information about us at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

INCORPORATION BY REFERENCE

        We incorporate by reference in this prospectus the following documents previously filed by us with the Securities and Exchange Commission:

  (a)
  AmeriVest's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002;

  (b)
  AmeriVest's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

  (c)
  AmeriVest's Current Reports on Form 8-K filed on January 7, 2003, February 21, 2003, September 16, 2003, November 13, 2003 and Form 8-K/A filed on April 22, 2003 and November 7, 2003; and

  (d)
  The description of the shares of common stock contained in AmeriVest's registration statement on Form 8-A, as amended.

        The Securities and Exchange Commission has assigned file number 1-14462 to reports and other information that AmeriVest files with the Securities and Exchange Commission.

        All documents subsequently filed by AmeriVest pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 prior to the termination of the offering of the offered securities shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document which is incorporated or deemed to be incorporated by reference in this prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        AmeriVest will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be addressed to:

  Investor Relations
  AmeriVest Properties Inc.
  1780 South Bellaire Street, Suite 100
  Denver, Colorado 80222
  (303) 297-1800

5,500,000 Shares

Common Stock

PRICE $6.75 PER SHARE

RBC Capital Markets

Ferris, Baker Watts
Incorporated

BB&T Capital Markets

J.J.B. Hilliard, W.L. Lyons, Inc.
A PNC Company

Stifel, Nicolaus & Company
Incorporated

PROSPECTUS SUPPLEMENT

March 25, 2004